Exhibit 10.28

Tenant: WhiteGlove Health, Inc.

Suite: Two Barton Skyway, Suite 450

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into as of the 19th day of July, 2011, between BRANDYWINE ACQUISITION PARTNERS LP, a Delaware limited partnership (“Landlord”), and WHITEGLOVE HEALTH, INC., a Delaware corporation with its principal place of business at 1601 South MoPac Expressway, Suite 450, Austin, Texas 78746 (“Tenant”).

In consideration of the mutual covenants stated below, and intending to be legally bound, the parties covenant and agree as follows:

1. PREMISES. Landlord leases to Tenant, and Tenant leases from Landlord, Suite 450 as shown on the location plan attached hereto as Exhibit A, which the parties stipulate and agree consists of approximately 25,001 rentable square feet (the “Premises”), located on the fourth (4th) floor of the building (the “Building”) located at 1601 South MoPac Expressway, Austin, Travis County, Texas 78746, said land also being described as Lot 2B, Replat of Lot 2, of the Wallingwood Section II, Austin, Travis County, Texas (the “Land”). Landlord represents and warrants that the Building and its associated parking garage are the only buildings on the Land. The actual square footage of the Premises shall be confirmed upon the completion of the Work (as defined in Exhibit D to this Lease) by the Architect (as defined in Exhibit D to this Lease) in accordance with published BOMA (ANSI/BOMA Z65.i – 1996) standards and methodology, and such measurement calculation shall be delivered to Landlord for its review and approval prior to the Commencement Date. If the approved calculation of the Premises is not 25,001 rentable square feet, then the parties shall enter into an amendment to this Lease memorializing the actual rentable square footage, and all terms of this Lease that are based on square footage shall be adjusted accordingly. The “Project” shall mean the Building, the Land, and all other improvements located on the Land. Subject to Landlord’s maintenance and repair obligations set forth in this Lease, Tenant accepts the Premises in their “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition as of the date of delivery of possession to Tenant, without any warranty or representation, express or implied, by or on behalf of Landlord as to the condition or usability thereof. Except as otherwise set out in this Lease, Landlord shall not be obligated to make, pay for, or contribute to the payment for any demolition, alteration, addition, repair, replacement or improvement in or to the Premises. In addition, Landlord shall have no obligation to provide Tenant with any leasehold improvement allowance or other allowance except as may be provided in Exhibit D to this Lease. Notwithstanding the foregoing, Landlord shall ensure that all of the now existing equipment necessary to provide the utilities referenced in Section 5 of this Lease are in good operating condition on the Commencement Date.

2. TERM. The term of this Lease (the “Term”) shall commence on the date (the “Commencement Date”) that is the earlier of: (i) when Tenant, with Landlord’s prior consent, assumes possession of all or any portion of the Premises for the Permitted Use (as defined in Article 6); or (ii) October 1, 2011. Landlord shall deliver possession of the Premises to Tenant for completion of the Work (as defined in and pursuant to Exhibit D attached to this Lease) upon the later of Tenant’s and Landlord’s execution of this Lease. From and after such later date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant. The Term shall be for a period of eighty-four (84) months from the Commencement Date, provided if the Commencement Date is not the first day of a calendar month, then the Term shall end on the last day of the calendar month containing the eighty-four (84)-month anniversary of the Commencement Date. The Commencement Date shall be confirmed by Landlord and Tenant by the execution of a Confirmation of Lease Term (the “COLT”) in the form attached hereto as Exhibit B. If Tenant fails to execute or object to the COLT within ten (10) business days of its delivery, Landlord’s determination of such dates shall be deemed accepted.

3. FIXED RENT; SECURITY DEPOSIT.

(a) Subject to the abatement of rent provisions set out below, Tenant covenants and agrees to pay to Landlord during the Term, without notice, demand, set-off, deduction or counterclaim, fixed rent (“Fixed Rent”) in the amounts set forth below:

TIME PERIOD	RENT PER R.S.F.	MONTHLY	ANNUAL FIXED RENT

			INSTALLMENTS
Months 1-12*	$17.50	*	$36,459.79	*	$437,517.50	*
Months 13-24	$18.00		$37,501.50		$450,018.00
Months 25-36	$18.50		$38,543.21		$462,518.50
Months 37-48	$19.00		$39,584.92		$475,019.00
Months 49-60	$19.50		$40,626.63		$487,519.50
Months 61-72	$20.00		$41,668.33		$500,020.00
Months 73-84	$20.50		$42,710.04		$512,520.50

A “Month” as used above shall mean a calendar month during the Term, provided if the Commencement Date is not the first day of a calendar month, then Month 1 shall be a partial month beginning on the Commencement Date and ending on the last day of that month. It is agreed that no Fixed Rent or Additional Rent will be due or payable during the Abatement Period (as described below) whether or not the Commencement Date is on the first day of a calendar month. However, if the Commencement Date is not on the first day of a calendar month then: (i) no Fixed Rent or Additional Rent will be due or payable for the Abatement Period (as defined below); (ii) Fixed Rent for Month 5 shall be prorated for the period beginning the day after the end of the Abatement Period and ending on the last day of Month 5 and said prorated Fixed Rent for Month 5 shall be due on or before Commencement Date; and (iii) Month 12 shall end on the last day of the twelfth (12th) calendar month after the Commencement Date.

*Notwithstanding the foregoing but subject to the terms of this paragraph, Tenant shall be entitled to an abatement of, and Landlord hereby waives Tenant’s obligation to pay, installments of Fixed Rent and Additional Rent under Article 4 payable with respect to the period beginning on the Commencement Date and ending on the day immediately prior to the four (4)-month anniversary of the Commencement Date (the “Abatement Period”). Nothing contained herein shall be deemed to diminish or relieve Tenant of its obligation to pay in accordance with the terms of this Lease all sums owed by Tenant to Landlord under this Lease during the Abatement Period other than Fixed Rent and Additional Rent under Article 4. Commencing on the first day following the Abatement Period, Tenant shall be obligated to pay the regular installments of Fixed Rent and Additional Rent under Article 4. For example, if the Commencement Date is September 15, 2011, then (i) the Abatement Period will commence on September 15, 2011, and will end on January 14, 2012, and (ii) the first installment of Fixed Rent will be in the amount of $18, 230, will be for Month 5, and will cover the period from January 15, 2012 through January 31, 2012. As stated above, the Fixed Rent for Month 5 (or portion thereof) will be due and payable on the Commencement Date.

(b) Fixed Rent shall be payable in advance on or before the first day of each Month by check sent to Landlord, c/o Brandywine Realty Trust, P.O. Box 660084, Dallas, TX 75266-0084, or as otherwise directed in writing by Landlord to Tenant. All payments must include the following information: The Building number and the Lease number, which will be provided to Tenant in the COLT.

(c) Tenant shall pay to Landlord the Security Deposit (as defined below) upon Tenant’s execution of this Lease. The Fixed Rent for Month 5 (or portion thereof) shall be due and payable on the Commencement Date. If any amount due from Tenant is not paid to Landlord when due, Tenant shall also pay as Additional Rent (as defined in Article 4) a late fee often percent (10%) of the total payment then due. The late fee shall accrue on the initial date of a payment’s due date, irrespective of any grace period granted hereunder. Tenant shall be required to pay a security deposit of $356,639.25 (the “Security Deposit”), as security for the prompt and complete performance by Tenant of every provision of this Lease. No interest shall be paid to Tenant on the Security Deposit. If an Event of Default (as defined below) by Tenant exists, then Landlord may use only that portion of the Security Deposit as is needed to cure said Event of Default for the payment of: (i) any rent or other sums of money that Tenant may not have paid when due under this Lease; and/or (ii) any sum that Landlord may expend or be required to expend by reason of Tenant’s Event of Default. The use of the Security Deposit by Landlord shall not prevent Landlord from exercising any other remedy provided by this Lease or by law and shall not operate as either liquidated damages or as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord, Tenant agrees, within ten (10) days after the written demand therefor is made by Landlord, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its amount as of the date of the Event of Default. Subject to the requirements of, and the conditions imposed by, Laws (as defined in Article 21) applicable to security deposits under commercial leases, if Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit, or any balance thereof, less an amount estimated by Landlord and itemized in writing to cover any Additional Rent, shall be returned to Tenant within sixty (60) days after the later of: (i) the date on which Tenant has surrendered possession of all of the Premises to Landlord in accordance with the applicable terms and provisions of this Lease; and (ii) the date on which Tenant has provided Landlord with written notice of its forwarding address in accordance with Section 93.009 of the Texas Property Code (or any successor section). Upon the return of the balance of the Security Deposit to the original Tenant hereunder, Landlord shall be completely relieved of liability with respect to the Security Deposit. In the event of a transfer of the Building, Landlord shall transfer the Security Deposit to the new owner and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit provided that Landlord and the new owner comply with the provisions of Section 93.007 of the Texas Property Code and the new owner of the Building delivers to Tenant a signed statement acknowledging that the new owner has received the Security Deposit and is responsible for the Security Deposit and specifies the exact dollar amount of the Security Deposit. Upon the satisfaction of the requirements of Section 93.007 of the Texas Property Code and the assumption of such Security Deposit by the new owner. Tenant agrees to look solely to the new owner for the return of such Security Deposit.

(d) Upon Tenant’s written notice to Landlord at any time after the two (2)-year anniversary of the Commencement and provided: (i) there has been no Event of Default by Tenant under this Lease up to the date of such notice; and (ii) there has occurred a successful initial public offering of WhiteGlove Health, Inc., then the amount of the Security Deposit shall automatically decrease to an amount equal to $118,879.00, and Landlord shall promptly reimburse to Tenant the balance of the Security Deposit then held by Landlord.

4. ADDITIONAL RENT.

(a) Subject to the abatement of rent provisions as provided above, commencing on the day after the end of the Abatement Period, and in each calendar year thereafter (or portion thereof) during the Term, Tenant covenants and agrees to pay Tenant’s Share of Operating Expenses (as defined below), payable in advance and without deduction, counterclaim, set off or demand, concurrently with each monthly installment of Fixed Rent, in an amount equal to Tenant’s Share of the estimated Operating Expenses for such calendar year, or part thereof, divided by the number of months in such calendar year, subject to reconciliation in accordance with Section 4(c) below. “Tenant’s Share” equals the number of rentable square feet of the Premises divided by the number of rentable square feet of the Building (which the parties confirm contains approximately 195,324 rentable square feet). Tenant’s Share is stipulated by the parties to be 12.80%.

(b) “Operating Expenses” are: (i) all reasonable operating costs and expenses related to the maintenance, management, operation and repair of the Building and the Project incurred by Landlord, including, but not limited to, a management fee not to exceed five percent (5%) of the gross rents from the Building; utilities; property management office rent; fitness center rent and operating costs; and capital expenditures and capital repairs and replacements solely to the extent of the amortized costs of same over the useful life of the improvement in accordance with generally accepted accounting principles; (ii) all insurance premiums paid or payable by Landlord for insurance with respect to the Project; and (iii) Taxes (as defined in Section 4(e) below). Each of the Operating Expenses shall for all purposes be treated and considered as Additional Rent. Tenant shall pay, in monthly installments in advance, on account of Tenant’s Share of Operating Expenses, the estimated amount of such Operating Expenses for such year, as determined by Landlord in its reasonable discretion. Landlord estimates that Operating Expenses for the 2011 calendar year will be $11.03 per rentable square foot.

(c) Prior to the end of the calendar year in which the Lease commences and thereafter for each successive calendar year (each, a “Lease Year”), or part thereof, or as soon as administratively available thereafter, Landlord shall send to Tenant a statement of projected Operating Expenses for the next calendar year and shall state what Tenant’s Share of Operating Expenses shall be for the next calendar year. As soon as administratively available (but in no event later than August 1 of each calendar year; provided, however, Landlord does not waive its right to deliver a corrected statement of Operating Expenses beyond those dates should Landlord discover any errors), Landlord shall send to Tenant a statement of actual Operating Expenses for the prior Lease Year (the “Actual Operating Expenses”) showing the actual total amount of the Operating Expenses for that calendar year and also showing the actual total amount due from Tenant as Tenant’s Share of the Operating Expenses. In the event the amount paid by Tenant as Tenant’s Share of Operating Expenses exceeds the amount that was actually due then Landlord shall issue a credit to Tenant in an amount equal to the overcharge, which credit Tenant may apply to any future payments of Additional Rent until Tenant has been fully credited with the overcharge. If the credit due to Tenant is more than the aggregate total of future Additional Rent, Landlord shall pay to Tenant the difference between the credit and such aggregate total. In the event Landlord has undercharged Tenant, then Landlord shall send Tenant an invoice with the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt.

(d) “Taxes” shall mean all taxes and assessments, any similar impositions in lieu of other impositions now or previously within the definition of real property taxes or assessments, and other governmental charges, including special assessments for public improvements or traffic districts that are levied or assessed against the Project during the Term or, if levied or assessed prior to the Term, that properly are allocable to the Term, and real estate tax appeal expenditures incurred by Landlord to the extent of any reduction resulting thereby. “Taxes” shall not include the following: (i) any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or maybe imposed upon Landlord; or (ii) any transfer tax or recording charge resulting from a transfer of the Building or the Project; provided, however, if at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so that in lieu of or as a substitute for the whole or any part of the Taxes now levied, assessed or imposed on real estate as such there shall be levied, assessed or imposed: (A) a tax on the rents received from such real estate; (B) a license fee measured by the rents receivable by Landlord from the Premises or any portion thereof; (C) a tax or license fee imposed upon the Premises or any portion thereof; (D) any tax imposed on Landlord based on revenues or income from the Premises; or (E) any other tax in lieu of or as a substitute for the whole or any part of the Taxes now levied, then the same shall be included in the computation of Taxes hereunder. “Taxes” shall specifically include the “margin tax” imposed by Chapter 171 of the Texas Tax Code, as the same maybe amended or modified from time to time, together with any binding rules or regulations promulgated from time to time by the Comptroller of the State of Texas or other governmental body in connection with Chapter 171 of the Texas Tax Code, and the parties acknowledge and agree that the “margin tax” is a tax in lieu of real property taxes.

(e) In calculating the Operating Expenses, if for thirty (30) or more days during the preceding Lease Year less than ninety-five percent (95%) of the rentable area of the Building was occupied by tenants, then the Operating Expenses attributable to the Project shall be deemed for such Lease Year to be amounts equal to the Operating Expenses that would normally be expected to be incurred had such occupancy of the Building been at least ninety-five percent (95%) throughout such year, as reasonably determined by Landlord (i.e., taking into account that certain expenses depend on occupancy (e.g., janitorial) and certain expenses do not (e.g., landscaping)). Furthermore, if Landlord shall not furnish any item or items of Operating Expenses to any portions of the Building because such portions are not occupied or because such item is not required by the tenant of such portion of the Building, for the purposes of computing Operating Expenses, an equitable adjustment shall be made so that the item of Operating Expense in question shall be shared only by tenants actually receiving the benefits thereof.

(f) All costs and expenses other than Fixed Rent that Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease, including, without limitation, pursuant to this Article 4, shall be deemed “Additional Rent”, and all remedies applicable to the nonpayment of Fixed Rent shall be applicable thereto. Fixed Rent and Additional Rent are herein referred to collectively as “Rent”. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. Additional Rent shall be paid by Tenant in the same manner as Fixed Rent, without any prior notice or demand therefor and without deduction, set-off or counterclaim and without relief from any valuation or appraisement laws.

(g) For purposes of calculating Tenant’s Share of Operating Expenses under this Section 4 the maximum increase in the amount of Controllable Operating Expenses (defined below) that may be included in calculating Tenant’s Share of Operating Expenses for each calendar year shall be limited to 7% per calendar year on a cumulative, compounded basis. “Controllable Operating Expenses” means all Operating Expenses except Taxes, insurance, utilities, costs incurred to comply with governmental minimum wage requirements or Laws that become effective after the date of this Lease, snow and ice removal, management fee, and costs resulting from a Force Majeure Event.

(h) Within 90 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year, subject to the following conditions: (1) there is no uncured default under this Lease; (2) the audit shall be prepared by an independent certified public account firm, (3) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 30 days after commencement; (4) the audit shall be conducted during Landlord’s normal business hours at a location in Austin, Texas; (5) Tenant and its accounting firm auditor shall treat any audit in a confidential manner; (6) the audit report shall be at no charge to Landlord; and (7) any such audit may not occur more frequently than once each calendar year nor apply to any year prior to the year of the statement being reviewed. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. If any audit conducted by Tenant pursuant to this Section 4(h) establishes that Landlord’s statement of Actual Operating Expenses is in error and that Tenant paid to Landlord more than 105% of Tenant’s Share of the Operating Expenses for that year, then Landlord shall reimburse Tenant for the actual, reasonable hourly cost of the audit.

5. UTILITIES AND OTHER SERVICES.

(a) As long as Tenant is not in default under any covenants of this Lease, Landlord, during the hours (the “Working Hours”) of 7:00 A.M. to 7:00 P.M. on weekdays and 9:00 A.M. to 1:00 P.M. on Saturdays, excluding legal holidays, shall, at its expense but subject to reimbursement pursuant to Section 4(a), furnish the Premises with heat and air conditioning (“HVAC”) in the respective seasons, and provide the Premises with electricity not to exceed five (5) watts per usable square foot of consumed electrical current for lighting and usual office equipment. At any hours other than the Working Hours, such heat and air conditioning services will be provided at Tenant’s expense at Landlord’s then-current rate therefor, which currently is $27.00 per hour per floor. Landlord shall also, at its expense but subject to reimbursement pursuant to Section 4(a), furnish the Premises with potable water and sewer services necessary for Tenant’s reasonable use of the Premises. Notwithstanding anything herein to the contrary: (i) if Landlord reasonably determines that Tenant’s use of electricity exceeds five (5) watts per usable square foot of consumed electrical current, Tenant agrees to pay for the installation of separate meters to measure electric usage in excess of normal office use and to pay Landlord for all electricity registered in such submeters; and (ii) any supplemental heating and/or cooling systems and equipment serving the Premises shall be separately metered to the Premises at Tenant’s cost, and Tenant shall be solely responsible for all electricity registered by such meters. If Tenant pays for its electric usage pursuant to any such separate meters as described above, then Tenant’s Share of Operating Expenses shall be amended to exclude from Operating Expenses all electrical costs incurred for the teased areas of the Building and Project. Tenant, at its expense, shall make arrangements with the applicable utility companies and public bodies to provide, in Tenant’s name, telephone, cable and any other utility service desired by Tenant. Landlord shall not be liable for any interruption or delay in electric or any other utility service for any reason unless caused by the negligence or willful misconduct of Landlord.

(b) Use of the Premises, or any part thereof, in a manner exceeding the design conditions (including occupancy and connected electrical load) for the heating or cooling units in the Premises, or rearrangement of partitioning which interferes with normal operation of the HVAC system in the Premises, may require changes in the HVAC system servicing the Premises. Landlord has no obligation to keep cool any of Tenant’s information technology equipment that is placed together in one room, on a rack, or in any similar manner (“IT Equipment”), and Tenant waives any claim against Landlord in connection with Tenant’s IT Equipment. If Tenant exceeds the design conditions for the heating or cooling units in the Premises or introduces into the Premises equipment that overloads the system, and/or in any other way causes the system not adequately to perform their proper functions, supplementary systems may at Landlord’s option be provided by Landlord at Tenant’s expense. Tenant shall not change or adjust any closed or sealed thermostat or other element of the HVAC system without Landlord’s express prior written consent. Landlord may install and operate meters or any other reasonable system for monitoring or estimating any services or utilities used by Tenant in excess of those required to be provided by Landlord (including a system for Landlord’s engineer reasonably to estimate any such excess usage). If such system indicates such excess services or utilities, Tenant shall pay Landlord’s reasonable charges for installing and operating such system and any supplementary air conditioning, ventilation, heat, electrical, or other systems or equipment (or adjustments or modifications to the existing Building systems and equipment), and Landlord’s reasonable charges for such amount of excess services or utilities used by Tenant.

(c) At Tenant’s election and cost, Tenant may install, operate, and maintain one or more supplemental, separately-metered HVAC systems reasonably necessary for Tenant’s business operations (the “Supplemental HVAC System”) at a location on the roof of the Building determined by the MEP Engineer (as defined in Exhibit D). Tenant may use the Supplemental HVAC System to provide HVAC service to the Premises at any time or times as selected by Tenant. Tenant may, at its election, use the Supplemental HVAC System to provide HVAC service to the Premises after the above-described Working Hours, however, this will not prevent Tenant from also obtaining from Landlord HVAC service to the Premises after the Working Hours, provided that Tenant pays the above-described after hours HVAC rate. The installation, maintenance, use, and operation of the Supplemental HVAC System shall comply with Laws, and Tenant shall receive all approvals, consents, and permits required under the applicable Laws before the installation, maintenance, use, and operation thereof. To the extent that any permits or registrations are required for the installation or operation of the Supplemental HVAC System, they shall be obtained in Tenant’s name. Before beginning the installation of the Supplemental HVAC System, Tenant shall deliver to Landlord plans and specifications therefor prepared by a registered professional engineer and setting forth in detail the design and method of installation, which plans and specifications are subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Tenant may install the Supplemental HVAC System provided that such work is coordinated with Landlord and is performed in a good and workmanlike manner, in accordance with all applicable Laws and the plans and specifications therefore and in a manner so as not to damage the Building; thereafter, Tenant shall use, maintain, and operate the Supplemental HVAC System in a good, clean, and safe condition and in accordance with all applicable Laws and all manufacturer’s suggested maintenance programs, all at Tenant’s sole cost and expense. Tenant shall pay the monthly electrical submeter charges for the Supplemental HVAC System throughout the Term and such charges shall not include any markup or additional fee or cost charged by Landlord. Tenant shall repair all damage to the Building caused by the installation, use, maintenance or operation of the Supplemental HVAC System. At the end of the Term or Tenant’s right to possession of the Premises and at Landlord’s election, Tenant shall remove the Supplemental HVAC System; provided if requested by Tenant at the time of submission of its plans and specifications for the Supplemental HVAC System, Landlord shall advise Tenant at the time of its consent to the plans of Landlord’s election regarding Tenant’s obligation to remove the Supplemental HVAC System or leave it in place. LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, OR ARISING OUT OF OR IN CONNECTION WITH, ANY SUCH CONNECTION TO, USE OF, OR FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF, THE SUPPLEMENTAL HVAC SYSTEM, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY THE NEGLIGENCE OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS).

(d) Landlord shall also furnish to Tenant and the Premises, the costs of which shall be included in Operating Expenses: (1) potable water at those points of supply provided for general use of tenants of the Building 24 hours per day 7 days per week; (2) HVAC service to the Premises, at such temperatures and in such amounts as are standard for comparable first-class office buildings; (3) janitorial service to the Premises five days per week, other than holidays, and such window washing as may from time to time be required as reasonably determined by Landlord; (4) elevators for ingress and egress to the floor on which the Premises are located 24 hours per day 7 days per week, in common with other tenants; (5) electrical current 24 hours per day 7 days per week for equipment that does not require more than 110 volts and whose electrical energy consumption does not exceed normal office usage; and (6) adequate restroom facilities.

(e) Tenant has informed Landlord that Tenant’s normal business hours are 6:30 a.m. to 10:00 p.m. seven (7) days per week and that the HVAC services described above will be provided to the Premises during those hours and expanded hours if Tenant so elects to expand its hours, subject to the terms of Section 5(a).

6. SIGNS; USE OF PREMISES AND COMMON AREAS.

(a) Landlord shall provide Tenant with standard identification signage on all Building lobby directories and at the entrance to the Premises. To the extent permitted by applicable Laws, and provided WhiteGIove Health, Inc. or an Affiliate (as defined in Section 9(d) below) is occupying at least eighty percent (80%) of the rentable area of the Premises, Tenant shall have the right to place: (i) signage on one (1) side of the exterior Building façade displaying Tenant’s corporate name and logo; and (ii) signage on the Building monument sign (collectively, the “Signage”). The façade Signage shall be in the location shown on Exhibit E attached hereto and made a part hereof, and shall otherwise be subject to Landlord’s reasonable approval in writing as to the placement, color, size, design and construction of such Signage and the architectural compatibility of such Signage with the exterior of the Building and the Project. Landlord’s approval of the Signage shall create no responsibility or liability on the part of Landlord for the completeness, design or sufficiency thereof or the compliance of the Signage with the requirements of applicable Laws. Tenant shall remove the Signage, at Tenant’s sole cost and expense, on or prior to the Expiration Date, or if: (a) Tenant or any Affiliate fails to occupy at least eighty percent (80%) of the rentable area of the Premises; or (b) if any Event of Default has occurred and is outstanding under this Lease. Landlord shall have the right to remove the Signage at Tenant’s expense if Tenant fails to comply with the preceding sentence. Tenant understands and agrees that it is solely responsible to ensure the upkeep and condition of the Signage to its original status, normal wear and tear excepted. Specifically, any missing letters, whether by loss, destruction, wear, act of God, or otherwise, will be replaced at the full expense of Tenant and shall be repaired or replaced within ten (10) days after the occurrence of such deficiency. In addition to any other rights or remedies provided to Landlord in this Lease, if Tenant shall fail to complete such repair and/or replacement within such ten (10)-day period, Landlord shall have the right, but not the obligation, to start to complete such repair and/or replacement at Tenant’s sole cost and expense, which sums shall constitute Rent and shall be reimbursed by Tenant within five (5) days following demand therefor by Landlord. Prior to constructing or installing any Signage, Tenant shall have obtained and must continue to maintain all permits and/or approvals required by applicable Laws with respect to the construction, installation and maintenance of such Signage and shall have provided Landlord with sufficient evidence of the existence of such permits and/or approvals and that the construction and installation of such Signage will comply in all respects with all applicable Laws. Tenant shall protect, defend, indemnify and hold harmless Landlord arid all Landlord Indemnitees (as defined in Section 13(a)) from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) resulting from and/or arising in connection with or related to the construction, installation, maintenance, use, or removal of any Signage. Except as otherwise specifically provided in this Section 6(a), no other signs shall be placed erected or maintained by Tenant at any place upon the Premises, Building or Project.

(b) Tenant’s use of the Premises shall be limited to general office use, inclusive of a lab and private pharmacy, pharmacy assembly operations, the collection of lab specimens, call center and processing of credit cards and invoices to Tenant’s customers (the “Permitted Use”). The Permitted Use shall be subject to all applicable Laws and to all reasonable requirements of the insurers of the Building, and includes the right of Tenant on a daily basis to transport blood samples into the Premises to be packaged and sent out for testing offsite. Tenant may install laboratory drop boxes in the parking garage for the Premises at the location designated in Exhibit F attached to this Lease, subject to applicable Laws Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, of the plans and specifications therefor; such drop boxes shall be deemed a Specialty Alteration (as defined in Section 8(b) below). Tenant shall not install in or for the Premises any equipment that requires more electric current than is standard. Tenant shall have the right, non-exclusive and in common with others, to use: (i) the exterior paved driveways and walkways of the Building for vehicular and pedestrian access to the Building; (ii) the internal common area, including elevators; and (iii) the designated parking areas of the Project for the parking of automobiles of Tenant and its employees and business visitors. Subject to the terms of this Lease, Tenant may access and use the Building, the Premises and the parking areas twenty-four (24) hours per day, seven (7) days per week, and such access to the Building and the Premises shall be available outside of Working Hours by use of a card-key access system. Initial access cards shall be provided to Tenant at Landlord’s expense and any replacement access cards shall be provided to Tenant at Tenant’s expense. Tenant shall be solely responsible for installation of its data/telecommunication systems and wiring at the Premises, which shall be done in compliance with all applicable Laws and Landlord hereby approves each of Tele West and Time Warner to be a provider of telecommunication services to the Premises. Subject to Landlord’s reasonable approval, Tenant may use the vendor of its choice for such installation. Landlord acknowledges that Tenant currently operates from 6:30 a.m. to 10:00 p.m. seven (7) days per week and may expand those operating hours. Landlord agrees that such operating hours by Tenant, and any expansion thereof, are acceptable to Landlord even if such hours are conducted by multiple shifts. Without limiting the generality of the foregoing, Tenant shall: (A) obtain, at Tenant’s expense, before engaging in the Permitted Use, all necessary licenses and permits including, but not limited to, state and local business licenses or permits; and (B) remain in compliance with and keep in full force and effect at all times all licenses, consents and permits necessary for the lawful conduct of the Permitted Use. Tenant shall pay all personal property taxes, income taxes and other taxes, assessments, duties, impositions and similar charges that are or may be assessed, levied or imposed upon Tenant and which, if not paid, could be liened against the Premises or against Tenant’s property therein or against Tenant’s leasehold estate.

(c) Tenant shall be entitled to use, at no charge during the initial Term, one (1) unassigned parking space for every two hundred fifty (250) square feet of rentable area in the Premises in the parking areas for the Building, in common with others entitled to park in the parking areas. Tenant, upon prior written notice to Landlord, may designate up to twenty-five percent (25%) of such unassigned parking spaces as reserved parking spaces and upon such a designation by Tenant the reserved spaces shall be marked for the exclusive use of Tenant at Tenant’s cost in a location designated by Landlord, except that: (i) two-thirds of such reserved spaces will be located in the parking garage located immediately adjacent to the Building, and one-third will be located in the surface parking areas; and (ii) two (2) of such reserved spaces shall be in the two (2) spaces closest to the entrance of the Building. Tenant shall have the right for up to eight (8) corporate vehicles to remain in the Building parking areas overnight at Tenant’s liability.

(d) Tenant shall use and maintain the Premises in a clean, careful, safe, lawful and proper manner and shall not allow within the Premises any offensive noise, odor, conduct or private or public nuisance or permit Tenant’s employees, agents, licensees or invitees to create a public or private nuisance or act in a disorderly manner within the Building or in the Project. Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein, by bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight. Tenant shall not commit or suffer any waste upon the Premises, Building or Project or any nuisance, or do any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building or Project.

7. ENVIRONMENTAL MATTERS.

(a) Tenant shall not use, generate, manufacture, refine, transport, treat, store, handle, dispose, bring or otherwise cause to be brought or permit any of its agents, employees, contractors or invitees to bring, in, on or about any part of the Project, any hazardous waste, hazardous substances, toxic substances, oil, asbestos or other hazardous material, pollutant or contaminant as defined by 42 U.S.C. Sections 9601 et seq., as the same may from time to time be amended, and the regulations promulgated pursuant thereto (CERCLA), or now or hereafter regulated by any Law. Notwithstanding the foregoing, Tenant shall be permitted to bring onto the Premises the lab specimens referred to above, office cleaning supplies and other office products normally found in modern offices provided Tenant only brings a reasonable quantity of such supplies and products onto the Premises and provided Tenant shall at all times comply with all Laws pertaining to the storage, handling, use and application of such supplies and products. Tenant shall defend, indemnify and hold harmless Landlord and Brandywine Realty Trust and their respective employees and agents from and against any and all third-party claims, actions, damages, liability and expense (including all reasonable attorneys’, consultant’s and expert’s fees, expenses and liabilities incurred in defense of any such claim or any action or proceeding brought thereon) arising from Tenant’s storage, use, release or discharge (or the storage, use, release or discharge by any of Tenant’s agents, employees, officers, licensees, consultants, contractors or invitees) of any hazardous substance or hazardous waste in, on or about any part of the Premises, the Building or the Project, including, without limitation, any and all costs incurred by Landlord because of any investigation of any portion of the Project or any cleanup, removal or restoration of any portion of the Project to remove or remediate any hazardous substance or hazardous waste deposited by Tenant or any of its agents, employees, officers, licensees, consultants, contractors or invitees. Without limitation of the foregoing, if Tenant or any of its agents, employees, officers, licensees, consultants, contractors or invitees cause contamination of any portion of the Premises, the Building or the Project by any hazardous substance or hazardous waste, Tenant shall promptly, and at its sole expense, take any and all necessary actions to return such portion of the Premises, the Building or the Project to the condition existing prior to such contamination, or in the alternative take such other remedial steps as may be required by Applicable Environmental Laws or recommended by Landlord’s environmental consultant.

(b) From time to time promptly following a request by Landlord, Tenant shall provide Landlord with documents identifying the hazardous substances stored or used by Tenant on the Premises and describing the chemical properties of such substances and such other information reasonably requested by Landlord. Prior to the expiration or sooner termination of this Lease or Tenant’s right to occupy the Premises, Tenant shall remove all hazardous substances from the Premises and Landlord, at Landlord’s sole option and expense, may obtain an inspection report from an independent environmental engineer in order to confirm that Tenant has not caused any of the Project to be contaminated with hazardous substances and hazardous wastes; provided, however, if any of the Project contains hazardous substances or hazardous materials resulting from any act of Tenant or any of Tenant’s agents, employees, consultants, contractors or invitees, Tenant shall promptly reimburse Landlord for Landlord’s cost of such report and indemnify Landlord from any such hazardous substances or hazardous materials as provided above.

(c) This Article 7 shall survive the expiration or sooner termination of this Lease.

8. TENANT’S ALTERATIONS.

(a) Tenant shall not cut, drill into or secure any fixture, apparatus or equipment or make alterations, improvements or physical additions (collectively, “Alterations”) of any kind to any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld. With respect to all improvements and Alterations made after the date hereof, other than those made by Landlord pursuant to the express provisions of this Lease, Tenant acknowledges that: (i) Tenant is not acting as Landlord’s agent; (ii) Landlord did not cause such Alterations to be made; and (iii) Landlord has not ratified such work. Landlord shall be entitled to collect a construction management fee equal to four percent (4%) of the cost of the Alterations in connection with Landlord’s services in the supervising and review of any Alteration. Any approval by Landlord permitting Tenant to do any or cause any work to be done in or about the Premises shall be arid hereby is conditioned upon Tenant’s work being performed by workmen and mechanics working in harmony and not interfering with labor employed by Landlord, Landlord’s mechanics or their contractors or by any other tenant or their contractors. If at any time any of the workmen mechanics performing any of Tenant’s work shall be unable to work in harmony or shall interfere with any labor employed by Landlord, other tenants or their respective mechanics or contractors, then the permission granted by Landlord to Tenant permitting Tenant to do or cause any work to be done in or about the Premises, may be withdrawn by Landlord upon forty eight (48) hours’ written notice to Tenant.

(b) Prior to the expiration or earlier termination of the Term, Tenant, at Tenant’s expense, shall remove from the Premises: (i) Tenant’s personal property and all telephone, security and communication equipment system wiring and cabling; (ii) all furniture, fixtures and equipment owned by Tenant except Tenant shall not be permitted to remove the FF&E (as defined in Exhibit D) which was purchased by Tenant with a portion of the Improvement Allowance described in Exhibit D; and (iii) all Specialty Alterations, and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by such removal or replace the damaged component of the Premises and/or the Building if such component cannot be restored as aforesaid as reasonably determined by Landlord. The foregoing notwithstanding, Tenant shall not be required to remove a Specialty Alteration or phone and data cabling if at the time Tenant requests Landlord’s consent to such Specialty Alteration or installation of cabling, Tenant provides Landlord with written notification that Tenant desires to not be required to remove such Specialty Alteration and Landlord consents in writing to Tenant’s non-removal request. A “Specialty Alteration” means Alterations that are not normal and customary leasehold improvements typically found in comparable office space at comparable class A office buildings in the market in which the Project is located, such as kitchens (other than a pantry installed for the use of Tenant’s employees only), executive restrooms, computer room installations, supplemental HVAC equipment and components, safes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, non-Building standard life safety systems, security systems, specialty door locksets (such as cipher locks) or lighting. If Tenant fails to so remove any of Tenant’s personal property and/or any Specialty Alterations as required herein, the same shall be deemed abandoned and Landlord, at Tenant’s expense, may remove and dispose of same and repair and restore any damage caused thereby; or, at Landlord’s election, such Tenant’s personal property and/or Specialty Alterations shall become Landlord’s property.

9. ASSIGNMENT AND SUBLETTING.

(a) Except as otherwise expressly provided in this Article 9, Tenant shall not sell, assign, transfer, hypothecate, mortgage, encumber, grant concessions or licenses, sublet, or otherwise dispose of all or any interest in this Lease or the Premises, by operation of law or otherwise, or permit any person or entity other than Tenant to occupy any portion of the Premises, without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Any of the foregoing acts (a “Transfer” to a “Transferee”) without such consent shall constitute an Event of Default and, at Landlord’s option, be void and/or terminate this Lease.

(b) Except for a Permitted Transfer (as defined below in Section 9(d)), if at any time during the Term Tenant desires to consummate a Transfer, Tenant shall give written notice to Landlord of such desire, including the name, address and contact party for the proposed Transferee, a description of the proposed Transferee’s business history, the effective date of the proposed Transfer (including the proposed occupancy date by the proposed Transferee), and in the instance of a proposed sublease, the square footage to be subleased, a floor plan professionally drawn to scale depicting the proposed sublease area and a statement of the duration of the proposed sublease (which shall in any and all events expire by its terms no later than the day prior to the scheduled expiration of this Lease, and immediately upon the sooner termination hereof). Except for a Permitted Transfer, Landlord may, at its option, exercisable by notice given to Tenant within twenty (20) days following Landlord’s receipt of Tenant’s notice, elect to recapture the portion of the Premises that Tenant is proposing to sublet, or elect to terminate this Lease in the event of a proposed assignment of the Lease by Tenant. Notwithstanding the foregoing, if Landlord elects to recapture or terminate pursuant to the preceding sentence, then Tenant shall have the right to withdraw its Transfer request by written notice received by Landlord within ten (10) business days after Tenant receives written notice that Landlord intends to recapture or terminate.

(c) Regardless of Landlord’s consent, no Transfer shall release Tenant of Tenant’s obligation or after the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. In connection with each proposed Transfer and regardless of whether consent is given, Tenant shall pay to Landlord: (i) an administrative fee of $500 per request in order to defer Landlord’s administrative expenses arising from such request; plus (ii) Landlord’s reasonable attorneys’ fees. Except for a Permitted Transfer, any rental received by Tenant as a result of any assignment or sublease by Tenant (except rental or other payments received that are attributable to the amortization of the cost of leasehold improvements made to the transferred portion of the Premises by Tenant for the Transferee, and other reasonable expenses incident to the Transfer, including standard leasing commissions, tenant finish improvements and rental concessions), that exceeds, in the aggregate, the total Rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease or assignment) shall be divided evenly between Landlord and Tenant, with Landlord’s portion being payable to Landlord as Additional Rent without affecting or reducing any other obligation of Tenant hereunder.

(d) Notwithstanding the foregoing, Tenant shall have the right without the prior consent of Landlord, but after at least fifteen (15) days’ prior written notice to Landlord, to assign this Lease or sublet any portion of the Premises to any Affiliate (as defined below), or an entity (the “Surviving Entity”) to which Tenant merges or that acquires substantially all of the assets or stock of Tenant (a “Permitted Transfer”), provided: (i) such assignee shall, in writing, assume and agree to perform all of the obligations of Tenant under this Lease, and it shall deliver a copy of such assignment and assumption agreement to Landlord within ten (10) days thereafter, together with a certificate of insurance evidencing the assignee’s compliance with the insurance requirements of Tenant under this Lease; (ii) the Surviving Entity shall have a tangible net worth at least equal to the net worth of Tenant on the date of such Transfer; (iii) Tenant shall not be released or discharged from any liability under this Lease by reason of such Transfer; (iv) the use of the Premises shall not change; and (v) if the assignment or subletting is to an Affiliate, such assignee or subtenant shall remain an Affiliate throughout the Term and if such assignee or subtenant shall cease being an Affiliate, Tenant shall notify Landlord in writing of such change and such transfer shall be deemed an Event of Default if Landlord’s consent thereto is not given in writing within ten (10) business days of such notification. An “Affiliate” means (i) any person, corporation, general partnership, limited partnership, limited liability company or other entity of any kind of which 50% or more of the ownership is owned by Tenant or by one or more of the shareholders of Tenant, or (ii) any subsidiary of Tenant. Notwithstanding anything herein to the contrary, Landlord acknowledges that Tenant intends for an initial public offering to occur for Whiteglove Health, Inc. and Landlord consents to such an initial public offering and agrees that same shall not be considered a Transfer under this Lease and that Landlord shall not be entitled to any of the proceeds from such an initial public offering.

(e) It shall not be unreasonable for Landlord to withhold its consent to any Transfer if: (i) the proposed Transferee shall have a net worth that is not acceptable to Landlord in Landlord’s reasonable discretion; (ii) the proposed Transferee shall have no reliable credit history or an unfavorable credit history, or other reasonable evidence exists that the proposed Transferee will experience difficulty in satisfying its financial or other obligations under this Lease; (iii) the proposed Transferee, in Landlord’s reasonable opinion, is not reputable and of good character; (iv) the portion of the Premises requested to be transferred renders the balance of the Premises unleasable as a separate area; (v) Tenant is proposing a sublease to a Transferee who is an existing tenant of the Building or another property owned by Landlord, or a prospect with whom Landlord is then negotiating; (vi) the proposed Transferee will cause Landlord’s existing parking facilities to be reasonably inadequate, or in violation of code requirements, or require Landlord to increase the parking area or the number of parking spaces to meet code requirements, or the nature of such party’s business shall reasonably require more than four (4) parking spaces per 1,000 rentable square feet of floor space; or (vii) the nature of such Transferee’s proposed business operation would or might reasonably permit or require the use of the Premises in a manner inconsistent with the Permitted Use, would or might reasonably otherwise be in conflict with express provisions of this Lease, would or might reasonably violate the terms of any other lease for the Building.

10. LANDLORD’S RIGHT OF ENTRY. Landlord and persons authorized by Landlord may enter the Premises at all reasonable times upon reasonable advance notice (or any time without notice in the case of an emergency). Landlord shall not be liable for inconvenience to or disturbance of Tenant by reason of any such entry; provided, however, in the case of repairs or work, such shall be done, so far as practicable, so as to not unreasonably interfere with Tenant’s use of the Premises.

11. REPAIRS AND MAINTENANCE. Tenant, at its sole cost and expense and throughout the Term of this Lease, shall keep and maintain the Premises in good order and condition, free of rubbish, and shall promptly make all non-structural repairs necessary to keep and maintain such good order and condition. Tenant shall have the option of replacing lights, ballasts, tubes, ceiling tiles, outlets and similar equipment itself or it shall have the ability to advise Landlord of Tenant’s desire to have Landlord make such repairs. If requested by Tenant in writing, Landlord shall make such repairs to the Premises within a reasonable time of Landlord’s receipt of such written notice and shall charge Tenant for such services at Landlord’s standard rate (such rate to be competitive with the market rate for such services). When used in this Article 11, the term “repairs” shall include replacements and renewals when necessary. All repairs made by Tenant shall utilize materials and equipment that are at least equal in quality and usefulness to those originally used in constructing the Building and the Premises. Landlord, throughout the Term and at Landlord’s sole cost and expense but subject to reimbursement pursuant to Section 4(a), shall make all necessary repairs to: (i) the footings and foundations and the structural steel columns and girders forming apart of the Premises; (ii) the HVAC, plumbing and electric systems serving the Premises; (iii) the Building outside of the Premises; and (iv) the common areas of the Building and the Project and shall keep and maintain all common areas appurtenant to the Building in a clean and orderly condition; provided, however, Tenant shall have the sole responsibility for the repair, maintenance, and replacement of any supplemental heating and/or cooling systems and equipment serving the Premises. Notwithstanding anything to the contrary in this Lease but subject to the provisions of Section 12 below, any repairs to the Premises, Building or Project and its appurtenant common areas made necessary by a negligent or willful act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant (a “Tenant Party”) shall be made at the sole cost and expense of Tenant, except to the extent: (i) of insurance proceeds received by Landlord; (ii) the damages needed to be repaired are covered by any insurance obtained by Landlord on the Building or Project; or (iii) the damages needed to be repaired should have been covered by an insurance policy required to be maintained by Landlord pursuant to this Lease. Landlord shall not be liable to Tenant for any damage caused to Tenant and its property due to the Building or any part or appurtenance thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from problems with electrical service.

12. INSURANCE; SUBROGATION RIGHTS.

(a) Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Building shall be included in Operating Expenses. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Building and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Expenses. Notwithstanding anything to the contrary, Landlord waives and releases any claim it may have against Tenant and any Tenant Party for any damage or destruction of the Building or Project or for any damage, claim or loss regardless of whether such damage, destruction or loss was caused by the negligence of Tenant and/or any Tenant Party provided that such damage, destruction, claim or loss is covered by any insurance obtained by Landlord or required to be maintained by Landlord pursuant to this Lease.

(b) Tenant shall obtain and keep in force at all times during the Term, at its own expense, commercial general liability insurance including contractual liability and personal injury liability and all similar coverage, with combined single limits of $3,000,000.00 on account of bodily injury to or death of one or more persons as the result of any one accident or disaster and on account of damage to property, or in such other amounts as Landlord may reasonably require at the commencement of any extension of the original Term. Tenant shall also require its movers to procure and deliver to Landlord a certificate of insurance naming Landlord as an additional insured. Tenant shall, at its sole cost and expense, maintain in full force and effect on all Tenant’s trade fixtures, equipment and personal property in the Premises, a policy of “special form” property insurance covering the full replacement value of such property. All liability insurance required hereunder shall not be subject to cancellation without at least thirty (30) days’ prior notice to all insureds, and shall name Tenant as insured and Landlord and Brandywine Realty Trust as additional insureds, and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage that may be or become a lien upon any part of the Premises. Prior to the commencement of the Term, Tenant shall provide Landlord with certificates that evidence that the coverages required have been obtained for the policy periods. Tenant shall also furnish to Landlord throughout the Term replacement certificates at least ten (10) days prior to the expiration dates of the then current policy or policies. All the insurance required under this Lease shall be issued by insurance companies authorized to do business in the State of Texas with a financial rating of at least an A-X as rated in the most recent edition of Best’s Insurance Reports and in business for the past five (5) years. The limit of any such insurance shall not limit the liability of Tenant hereunder. If Tenant fails to maintain such insurance, Landlord may, but is not required to, procure and maintain the same, at Tenant’s expense to be reimbursed by Tenant as Additional Rent within ten (10) days of written demand. Any deductible under such insurance policy in excess of Twenty Five Thousand Dollars ($25,000) must be approved by Landlord in writing prior to issuance of such policy. Tenant shall not self-insure without Landlord’s prior written consent.

(c) Landlord and Tenant each waive any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy described in this Section 12 that covers the Project, the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such damage, claim or loss. Both Landlord and Tenant agree to immediately give each insurance company which has issued to it policies of insurance written notice of the terms of such mutual waivers and to cause such insurance policies to be properly endorsed, if necessary, to prevent the invalidation thereof by reason of such waivers and shall furnish to the other party written evidence of such foregoing endorsements or that such endorsement is not required. Landlord and Tenant hereby waive and agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered (or would have been covered if the party had obtained and maintained the insurance it was required to carry under this. Lease or if Tenant did not elect to self-insure for any such matter or risk) by the property insurance that was required to be carried by that party under the terms of this Lease.

13. INDEMNIFICATION.

(a) Subject to the provisions of Sections 11 and 12 above, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s property manager and Brandywine Realty Trust and each of Landlord’s directors, officers, members, partners, trustees, employees and agents (collectively, the “Landlord Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) arising from: (i) Tenant’s breach of this Lease; (ii) any negligence or willful act of Tenant or any Tenant Indemnitees (as defined in Section 13(b) below) or Tenant invitees or contractors; and (iii) any acts or omissions occurring at, or the condition, use or operation of, the Premises, except to the extent arising from Landlord’s negligence or willful misconduct. If Tenant fails to promptly defend a Landlord Indemnitee following written demand by the Landlord Indemnitee, the Landlord Indemnitee shall defend the same at Tenant’s expense, by retaining or employing counsel reasonably satisfactory to such Landlord Indemnitee.

(b) Subject to the provisions of Sections 11 and 12 above, Landlord shall defend, indemnify and hold harmless Tenant and each of Tenant’s directors, officers, members, partners, trustees, employees and agents (collectively, the “Tenant Indemnitees”) from and against any and all third-party claims, actions, damages, liabilities and expenses (including all reasonable costs and expenses (including reasonable attorneys’ fees)) arising from: (i) Landlord’s breach of this Lease; and (ii) any negligence or willful misconduct of Landlord or any Landlord Indemnitees. If Landlord fails to promptly defend a Tenant Indemnitee following written demand by the Tenant Indemnitee, the Tenant Indemnitee shall defend the same at Landlord’s expense, by retaining or employing counsel reasonably satisfactory to such Tenant Indemnitee.

(c) The provisions of this Section shall survive the expiration or earlier termination of this Lease.

14. CASUALTY DAMAGE. If there occurs any casualty to the Premises and: (i) the casualty damage is of a nature or extent that, in Landlord’s reasonable judgment (to be communicated to Tenant within sixty (60) days from the date of the casualty), the repair and restoration work would require more than two hundred ten (210) consecutive days to complete after the determination by Landlord of the required repair or restoration work (assuming normal work crews not engaged in overtime); or (ii) more than thirty percent (30%) of the total area of the Building is extensively damaged; or (iii) the casualty occurs in the last Lease Year of the Term and Tenant has not exercised a renewal right; or (iv) insurance proceeds are unavailable or insufficient to repair the damage, either party shall have the right to terminate this Lease and all the unaccrued obligations of the parties hereto by sending written notice of such termination to the other within ten (10) days of Tenant’s receipt of the notice from Landlord described above. Such written termination notice is to specify a termination date no less than fifteen (15) days after its transmission. If neither Landlord nor Tenant elects to terminate this Lease after an event of damage or destruction to the Premises or any part thereof as set forth above, Tenant’s obligation to pay Fixed Rent and Additional Rent shall be equitably adjusted or abated for such time as the Premises or applicable portion thereof is not capable of being used by Tenant for its Permitted Use (as reasonably determined by Landlord and Tenant). Notwithstanding anything herein to the contrary, if any such damage is not repaired by Landlord within two hundred ten (210) days from the determination by Landlord of the required repair or restoration work, Tenant shall have the option to terminate this Lease and be released of all obligations hereunder by written notice to Landlord received prior to substantial completion of such repair work. Tenant shall have no right to terminate this Lease as a result of any damage or destruction of the Premises or any part thereof, except as expressly provided in this Article 14. The provisions of this Lease, including this Article, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, and any statute or regulation of the State of Texas, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises.

15. SUBORDINATION; RIGHTS OF MORTGAGEE. This Lease shall be subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises, Building and/or Project and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver within ten (10) days of demand such further instrument evidencing such subordination and attornment as shall be reasonably required by any mortgagee. If Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant shall give to the holder (the “Mortgagee”) of any mortgage or deed of trust now or hereafter placed upon the Premises, Building and/or Project, notice by overnight mail of any such default that Tenant shall have served upon Landlord, provided that Landlord has provided Tenant with the correct address of the Mortgagee. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee at the address so provided to Tenant by Landlord. If Landlord shall fail to cure such default, the Mortgagee shall have forty-five (45) additional days within which to cure such default. Landlord represents and warrants that there is no Mortgagee on the date of this Lease. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from any future Mortgagee on such Mortgagee’s then-current form therefor upon Tenant’s request and at Tenant’s cost and upon terms and provisions mutually acceptable to Landlord, Tenant and Mortgagee.

16. CONDEMNATION. If a taking renders the Building reasonably unsuitable for the Permitted Use, this Lease shall, at either party’s option, terminate as of the date title to condemned real estate vests in the condemnor, the Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to such date, all Rent prepaid for period beyond that date shall forthwith be repaid by Landlord to Tenant, and neither party-shall thereafter have any liability for any unaccrued obligations hereunder. If this Lease is not terminated after a condemnation, the Fixed Rent and the Additional Rent shall be equitably reduced in proportion to the area of the Premises that has been taken for the balance of the Term. Tenant shall have the right to make a claim against the condemnor for moving expenses and business dislocation damages to the extent that such claim does not reduce the sums otherwise payable by the condemnor to Landlord.

17. ESTOPPEL CERTIFICATE. Each party agrees at any time and from time to time, within ten (10) days after the other party’s written request, to execute and deliver to the other party a written instrument in recordable form certifying all information reasonably requested.

18. DEFAULT.

(a) An “Event of Default” shall be deemed to exist and Tenant shall be in default hereunder if: (i) Tenant fails to pay any Rent when due and such failure continues for more than five (5) business days after Landlord has given Tenant written notice of such failure; provided, however, in no event shall Landlord have any obligation to give Tenant more than two (2) such notices in any twelve (12)-month period, after which there shall be an Event of Default if Tenant fails to pay any Rent when due, regardless of Tenant’s receipt of notice of such non-payment; (ii) Tenant abandons the Premises or removes substantially all of its furniture, equipment and personal property from the Premises (other than in the case of a permitted subletting or assignment) or permits the same to be unoccupied and fails to remedy this event within 30 days after written notice thereof from Landlord to Tenant; (iii) Tenant fails to bond over a construction or mechanics lien within fifteen (15) days of Landlord’s demand; (iv) Tenant fails to deliver any Landlord- requested estoppel certificate or subordination agreement within ten (10) business days after receipt of notice from Landlord that such document was not received within the time period required under this Lease; or (v) Tenant fails to observe or perform any of Tenant’s other non-monetary agreements or obligations herein contained within thirty (30) days after written notice specifying the default, or the expiration of such additional time period as is reasonably necessary to cure such default (not to exceed ninety (90) days), provided Tenant immediately commences and thereafter proceeds with all due diligence and in good faith to cure such default.

(b) Upon the occurrence of an Event of Default, then, and in any such event, Landlord, in addition to the other rights or remedies it may have under this Lease, at law or in equity and without prejudice to any of the same, shall have the option, without any notice to Tenant and with or without judicial process, to pursue any one or more of the following remedies (all such remedies are subject to the provisions of Section 26 below):

(i) Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord.

(ii) Landlord may enter upon and take custodial possession of all or any portion of the Premises, lock out or remove Tenant and any other person occupying all or any portion of the Premises and alter the locks and other security devices at the Premises, all without demand or notice of any kind to Tenant and without Landlord being deemed guilty of trespass or becoming liable for any resulting loss or damage and without causing a termination or forfeiture of this Lease or of Tenant’s obligation to pay Rent. If Landlord changes the lock(s) to door(s) into the Premises and Tenant is then delinquent in the payment of Rent due hereunder, a new key will be provided to Tenant only if no default then exists by Tenant under this Lease and the amount of the delinquent Rent is paid to Landlord by cashier’s check or other payment medium of immediately available funds that is acceptable to Landlord in its sole discretion. Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant. The foregoing provision is intended to and shall supersede the provisions of Section 93.002 of the Texas Property Code.

(iii) Landlord may enter all or any portion of the Premises and take possession of and remove any and all trade fixtures and other personal property situated thereon, without demand or notice of any kind to Tenant and without liability for trespass or conversion. Landlord may store it in a public warehouse or elsewhere at the cost of and for the account of Tenant without the resort to legal process and without becoming liable for any resulting loss or damage.

(iv) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Premises by forcible detainer or forcible entry and detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease. If Tenant receives written notice of a termination of its right to possession, such notice will serve as both a notice to vacate, and a demand for possession of, the Premises, and Landlord may immediately thereafter initiate a forcible detainer action without any further demand or notice of any kind to Tenant.

(v) Landlord shall have all rights and remedies now or hereafter existing at law or in equity with respect to the enforcement of Tenant’s obligations hereunder and the recovery of the Premises. No right or remedy herein conferred upon or reserved to Landlord shall he exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law or in equity. Landlord shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

(c) Upon the occurrence of an Event of Default, Landlord shall have the right to continue this Lease in full force and effect. Landlord’s election not to terminate this Lease shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies. If Landlord enters and takes possession of all or any portion of the Premises after the occurrence of an Event of Default without electing to terminate this Lease, Landlord will have the right to relet all or any portion of the Premises on such terms as Landlord deems advisable, however, such rights to relet shall be subject to Landlord’s obligation to mitigate pursuant to Section 91.006 of the Texas Property Code. Landlord will not be required to incur any expenses to relet all or any portion of the Premises, although Landlord may at its option incur customary leasing commissions or other costs for the account of Tenant as Landlord shall deem necessary or appropriate to relet. In no event will the failure of Landlord to relet all or any portion of the Premises reduce Tenant’s liability for monthly Rent and other charges due under this Lease or for damages; provided, however, that neither the foregoing nor anything else contained in this Article shall relieve Landlord from any obligation under Texas law to mitigate the damages of Landlord arising as a result of an Event of Default by Tenant under this Lease and shall not be construed in any way as a provision or provisions which purports/purport to waive a right of Tenant to require that Landlord mitigate, or to exempt Landlord from a duty to mitigate (or from liability for its failure to satisfy such duty), Landlord’s damages arising due to an Event of Default by Tenant under this Lease. However, Landlord shall have no duty to mitigate damages caused by an Event of Default other than as specifically set forth in Section 91.006 of the Texas Property Code, as it may be amended. Landlord must have full possession of all of the Premises before any duty to mitigate damages will arise, and Landlord shall be conclusively deemed not to be in full possession of all of the Premises if any litigation or other proceeding is pending in which Tenant is asserting a right to regain possession of the Premises and/or disputing Landlord’s right to possession of the Premises. To satisfy Landlord’s obligation under Texas law to mitigate its damages following an Event of Default by Tenant under this Lease, Landlord must only retain a real estate broker (such broker can be the same as the broker that is leasing the other space in the Building and/or Project which is available for rent) to market the Premises and acknowledge through such broker that all portions of the Premises are available for lease, and such retention shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises. Additionally, with respect to provisions of the laws of the State of Texas that require that Landlord use reasonable efforts to relet the Premises and mitigate its damages following an Event of Default, the following shall apply in determining whether efforts by Landlord to relet are reasonable: (1) Landlord may elect to lease other comparable, available space at the Project, if any, before reletting all or any portion of the Premises; (2) Landlord may elect to consent to the assignment or sublease by an existing tenant of the Project before reletting all or any portion of the Premises; and (3) Landlord may decline to relet all or any portion of the Premises to a prospective tenant if the nature of such prospective tenant’s business is not consistent with the tenant mix of the Project or with any other tenant leases that contain provisions prohibiting Landlord from leasing space at the Project for certain uses, or if the nature of such prospective tenant’s business may have an adverse impact on the manner in which the Project is operated or upon the reputation of the Project even though in each of such circumstances such prospective tenant may have a good credit rating; and (4) before reletting all or any portion of the Premises to a prospective tenant, Landlord may require that such prospective tenant demonstrate the same financial capacity that Landlord would require as a condition to leasing other space at the Project to a prospective tenant. Without causing a surrender or forfeiture or termination of this Lease after the occurrence and during the continuance of an Event of Default, Landlord may: (A) relet all or any portion of the Premises for a term or terms to expire at the same time as, earlier than, or subsequent to, the expiration of the Term; (B) remodel or change the use and character of all or any portion of the Premises; and (C) grant rent concessions in reletting all or any portion of the Premises, if necessary in Landlord’s judgment, without reducing Tenant’s obligation for Rent specified in this Lease. The rent earned from reletting all or any portion of the Premises shall be applied first, to the payment of any indebtedness other than Rent due from Tenant to Landlord, second, to the payment of any cost of such reletting including, without limitation, refurbishing costs and leasing commissions, and third, to the payment of Rent due and unpaid under this Lease. If the rent earned from reletting all or any portion of the Premises, after payment of such indebtedness and/or reletting costs, is insufficient to satisfy the payment when due of Rent reserved under this Lease for any monthly period, then Tenant shall pay to Landlord upon demand the amount of such deficiency. If such rent, after payment of such indebtedness and/or reletting costs, is greater than the Rent reserved under this Lease, Landlord may retain such excess. Reletting of the Premises after the occurrence of an Event of Default shall not be construed as an election to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease. Notwithstanding anything to the contrary in this Article, provided that Landlord has not terminated this Lease with respect to the space re-let to a substitute tenant, upon the default by any substitute tenant or upon the expiration or any earlier termination of such substitute tenant’s lease term before the expiration of the Term, Landlord may, at Landlord’s sole election, either relet to still another substitute tenant or otherwise exercise its rights under this Article.

(d) Intentionally Deleted.

(e) After any termination of this Lease, Landlord will be entitled to recover all unpaid Rent that has accrued through the date of termination plus the costs of performing any of Tenant’s obligations (other than the payment of Rent) that should have been but were not satisfied as of the date of such termination. Landlord will also be entitled to recover the amounts set forth in Article 22(f) below if such termination occurs after the occurrence and during the continuance of an Event of Default.

(f) If, after the occurrence of an Event of Default, Landlord either: (1) terminates this Lease; or (2) repossesses the Premises without electing to terminate this Lease, then Landlord will be entitled to recover, not as rent or a penalty but as compensation for Landlord’s loss of the benefit of its bargain with Tenant and without in any way limiting amounts otherwise payable by Tenant to Landlord pursuant to the provisions of this Article (for example, costs to obtain possession of the Premises), the difference between: (i) an amount equal to the present value of the Rent that this Lease provides Tenant will pay for the remainder of the Term (including, without limitation, the balance of any then effective extension thereof); and (ii) the present value of the future rentals (net of market leasing commissions, costs to refurbish the Premises, and any other costs Landlord would anticipate incurring in connection with a reletting of the Premises), if any, for such period that will be, or with reasonable efforts could be, collected by Landlord in connection with a reletting of all or any portion of the Premises (and in determining the amount of such future rentals, the factors to be taken into account shall include, without limitation, the time necessary to relet the Premises and market rental concessions), in each case discounted to present value using an interest rate of six percent (6%) per annum.

(g) Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (i) obtaining possession of the Premises; (ii) removing and storing Tenant’s or any other occupant’s property; (iii) repairing, restoring, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant; (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work and other costs incidental to such reletting); (v) performing Tenant’s obligations that Tenant failed to perform; (vi) enforcing, or advising Landlord of, its rights, remedies and recourses arising out of the Event of Default; plus the unamortized portion (as reasonably determined by Landlord) of brokerage commissions and consulting fees incurred by Landlord, and tenant concessions given by Landlord, in connection with this Lease.

(h) All rights, options and remedies of Landlord contained in this Article and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. The exercise, or beginning of the exercise, by Landlord of any one or more of the rights or remedies provided for in this Lease or existing at law or in equity, or otherwise, shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies so provided for or so existing. Landlord’s pursuit of any remedy specified in this Lease will not constitute an election to pursue that remedy only, nor preclude Landlord from pursuing any other remedy available at law or in equity, nor constitute a forfeiture or waiver of any Rent or other amount due to Landlord. Nothing in this Article shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease. The obligations of Tenant under this Article shall survive the expiration or any earlier termination of this Lease.

(i) Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds: (a) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after a termination of this Lease or .of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof; and (b) the benefits of any present or future law which exempts property from liability for debt or for distress for rent; provided, however, the foregoing shall in no manner prevent Tenant from exercising, and/or impair Tenant’s ability to exercise, any and all rights and remedies available to it under the Texas Property Code which are not capable of being superseded by the provisions of this Lease. Any violation of the preceding sentence shall constitute an Event of Default entitling Landlord, in addition to all other remedies available to it under this Lease or at law or in equity, to terminate this Lease or Tenant’s right to possession of the Premises.

(j) Without limiting the generality of the foregoing, if Tenant shall be in default in the performance of any of its obligations hereunder, Landlord, after giving Tenant any notice and opportunity to cure, may (but shall not be obligated to do so), in addition to any other rights it may have in law or in equity, cure such default on behalf of Tenant, and Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including reasonable attorneys’ fees and other legal expenses, together with interest at the Default Rate from the dates of Landlord’s incurring of costs or expenses.

(k) Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of four percent (4%) over the then Prime Rate as published daily under the heading “Money Rates” in The Wall Street Journal, unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply (the “Default Rate”).

(l) No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord’s undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord, shall be construed, respectively, to be a waiver of Landlord’s rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord’s right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord’s rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Landlord’s receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provisions of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant’s previous default.

(m) Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws an amount equal to the maximum allowed by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

(n) Landlord hereby waives and releases any contractual or statutory lien to which Landlord may be entitled on any of the property or possessions of Tenant whether located at the Premises or elsewhere.

19. SURRENDER. Tenant shall, at the end of the Term or sooner termination of Tenant’s right to possession of the Premises, promptly vacate and surrender the Premises in good order and condition and in conformity with the applicable provisions of this Lease, including without limitation Article 11. Tenant shall have no right to hold over beyond the expiration of the Term, and if Tenant does not vacate as required such failure shall be deemed an Event of Default and Tenant’s occupancy shall not be construed to effect or constitute anything other than a tenancy at sufferance. During any period of occupancy beyond the expiration of the Term the amount of rent owed to Landlord by Tenant shall equal one hundred fifty percent (150%) of the sum of the Rent as those sums are at that time calculated under the provisions of this Lease. The acceptance of Rent by Landlord or the failure or delay of Landlord in notifying or evicting Tenant following the expiration or sooner termination of the Term shall not create any tenancy rights in Tenant and any such payments by Tenant may be applied by Landlord against its costs and expenses, including attorneys’ fees, incurred by Landlord as a result of such holdover. The provisions of this section shall not constitute a waiver by Landlord of any right of re-entry as set forth in this Lease; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of Landlord’s right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed. In addition to the foregoing, if Tenant fails to surrender the Premises upon the expiration or sooner termination of this Lease, Tenant shall indemnify, defend and hold harmless Landlord from all costs, loss, expense or liability incurred as a result of such holdover, including without limitation, claims made by any succeeding tenant and real estate brokers’ claims and attorneys’ fees. Tenant’s obligation to pay Rent and to perform all other Lease obligations for the period up to and including the expiration or earlier termination of this Lease, and the provisions of this Article 19, shall survive the expiration or earlier termination of this Lease.

20. RULES AND REGULATIONS. At all times during the Term, Tenant, its employees, agents, invitees and licensees shall comply with all rules and regulations specified on Exhibit C attached hereto and made a part hereof and such other written rules and regulations reasonably established by Landlord for the entire Project from time to time. In no event shall Landlord pass any rules that do not apply to all tenants in the Building and Project. In the event of an inconsistency between the rules and regulations and this Lease, the provisions of this Lease shall control.

21. GOVERNMENTAL REGULATIONS. Tenant shall, in the use and occupancy of the Premises and the conduct of Tenant’s business or profession therein, at all times comply with all applicable laws, ordinances, orders, notices, rules and regulations of the federal, state and municipal governments (collectively, “Laws”). Landlord shall be responsible for compliance with Title III of the Americans with Disabilities Act of 1990, 42 U.S.C. § 12181 et seq. and its regulations (collectively, the “ADA”): (i) as to the design and construction of exterior and interior common areas (e.g. sidewalks, elevators, lobbies, parking areas, common area bathrooms, elevators, and access to Building and Project); and (ii) with respect to the initial design and construction by Landlord of Landlord’s Work. Except as set forth above in the preceding sentence, Tenant shall be responsible for compliance with the ADA in all other respects concerning the use and occupancy of the Premises, which compliance shall include, without limitation, but insofar and only insofar as they pertain to only the Premises: (i) provision for full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of the Premises as contemplated by and to the extent required by the ADA; (ii) compliance relating to requirements under the ADA or amendments thereto arising after the date of this Lease; and (iii) compliance relating to the design, layout, renovation, redecorating, refurbishment, alteration, or improvement to the Premises made or requested by Tenant. If an asbestos letter is required by the city of Austin, Landlord shall provide such letter at Landlord’s expense.

22. NOTICES. Wherever in this Lease it shall be required or permitted that notice or demand be given or served by either party to this Lease to or on the other party, such notice or demand shall be duly given or served if in writing and either: (i) personally served; (ii) delivered by pre-paid nationally recognized overnight courier service (e.g., Federal Express) with evidence of receipt required for delivery; (iii) forwarded by registered or certified mail, return receipt requested, postage prepaid; (iv) sent by facsimile with a copy mailed by first class United States mail; or (v) other than with respect to Landlord’s primary address, e-mailed with evidence of receipt and delivery of a copy of the notice by first class mail; in all such cases addressed to the parties at the addresses set forth below. Each such notice shall be deemed to have been given to or served upon the party to which addressed on the date the same is delivered or delivery is refused. Each party shall have the right to change its address for notices (provided such new address is in the continental United States) by a writing sent to the other party in accordance with this Article 22, and each party shall, if requested, within ten (10) days confirm to the other its notice address.

Tenant:	Prior to the Commencement Date: WhiteGlove Health, Inc. Attn: Robert Fabbio 5300 Bee Cave Road, Bldg. 1, Ste. 100 Austin, Texas 78746 E-mail: bfabbio@whiteglove.com	From and after the Commencement Date: WhiteGlove Health, Inc. Attn: Robert Fabbio 1601 South MoPac Expressway, Suite 450 Austin, TX 78746 E-mail: bfabbio@whiteglove.com

Landlord:	Brandywine Acquisition Partners LP Attention: Property Manager 1501 South MoPac Expressway, Suite 310 Austin, Texas 78746	With a copy to: Brandywine Realty Trust Attn: Brad A. Molotsky, General Counsel 555 East Lancaster Ave., Suite 100 Radnor, PA 19087

E-mail: brad.molotsky@bdnreit.com

23. BROKERS. Landlord and Tenant each represents and warrants to the other that such party has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than Landlord and Jones Lang LaSalle Brokerage, Inc. Landlord shall pay all such brokerage fees and commissions, including any fees and commissions owed to Jones Lang LaSalle Brokers. Each party shall indemnify and hold the other harmless from and against all liability, cost and expense, including attorneys’ fees and court costs, arising out of any misrepresentation or breach of warranty under this Article.

24. LANDLORD’S LIABILITY. Except for Landlord’s obligations to return the Security Deposit to Tenant in accordance with the terms of this Lease, Landlord’s obligations hereunder shall be binding upon Landlord only for the period of time that Landlord is in ownership of the Building, and upon termination of that ownership, Tenant, except as to any obligations that are then due and owing, shall look solely to Landlord’s successor-in-interest in ownership of the Building for the satisfaction of each and every obligation of Landlord hereunder. Landlord shall have no personal liability under any of the terms, conditions or covenants of this Lease and Tenant shall look solely to the equity of Landlord in the Building and/or the proceeds therefrom for the satisfaction of any claim, remedy or cause of action of any kind whatsoever arising from the relationship between the parties or any rights and obligations they may have relating to the Project, this Lease, or anything related to either, including without limitation as a result of the breach of any section of this Lease by Landlord. In addition, no recourse shall be had for an obligation of Landlord hereunder, or for any claim based thereon or otherwise in respect thereof or the relationship between the parties, against any past, present or future Landlord Indemnitee (other than Landlord), whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such other liability being expressly waived and released by Tenant with respect to the Landlord Indemnitees (other than Landlord).

25. HIPAA CONFIDENTIALITY. Landlord acknowledges that Tenant will maintain medical records of patients and that in all events the contents of those records shall remain confidential pursuant to the terms of the Health Insurance Portability and Accountability Act (“HIPAA”). Notwithstanding any provision herein to the contrary, in no event will Landlord have access to any such medical records and Tenant shall at all times have full access to said medical records and may remove said records from the Premises even if Tenant is in default under this Lease or the Lease has been terminated or Tenant’s right to possession has been terminated.

26. MISCELLANEOUS PROVISIONS.

(a) Successors. The respective rights and obligations provided in this Lease shall bind and inure to the benefit of the parties hereto, their successors and assigns; provided, however, no rights shall inure to the benefit of any successors or assigns of Tenant unless Landlord’s written consent for the transfer to such successor and/or assignee has first been obtained as provided in Article 9 hereof.

(b) Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the State of Texas, without regard to principles relating to conflicts of law.

(c) Entire Agreement. This Lease, including the Exhibits and any Riders hereto, supersedes any prior discussions, proposals, negotiations and discussions between the parties and this Lease contains all the agreements, conditions, understandings, representations and warranties made between the parties hereto with respect to the subject matter hereof, and may not be modified orally or in any manner other than by an agreement in writing signed by both parties hereto or their respective successors in interest. Without in any way limiting the generality of the foregoing, this Lease can only be extended pursuant to the terms hereof, with the due exercise of an option (if any) contained herein or pursuant to a written agreement signed by both Landlord and Tenant specifically extending the term. No negotiations, correspondence by Landlord or offers to extend the term shall be deemed an extension of the termination date for any period whatsoever.

(d) Time of the Essence. TIME IS OF THE ESSENCE IN ALL PROVISIONS OF THIS LEASE, INCLUDING ALL NOTICE PROVISIONS.

(e) Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of Fixed Rent or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or Additional Rent due and payable hereunder, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other right or remedy provided for in this Lease, at law or in equity.

(f) Force Majeure. Whenever a party hereto is required by the provisions of this Lease to perform an obligation and such party is prevented beyond its reasonable control from doing so by reason of a Force Majeure Event (as defined below), such party shall be temporarily relieved of its obligation to perform the obligation provided such party promptly notifies the other party of the specific delay and exercises due diligence to remove or overcome it. In no event, however, shall Tenant be excused from paying Rent because of a Force Majeure Event. A “Force Majeure Event” shall mean any and all delays beyond a party’s reasonable control, including without limitation, delays caused by the other party, governmental restrictions, governmental regulations and controls, order of civil, military or naval authority, governmental preemption, strikes, labor disputes, lock-outs, acts of God, fire, earthquake, floods, explosions, extreme weather conditions, enemy action, and civil commotion, riot or insurrection, but expressly excluding insufficiency of funds, inability to obtain financing, casualty and condemnation.

(g) Financial Statements. Tenant shall furnish to Landlord, the Mortgagee, prospective mortgagee or purchaser reasonably requested financial information.

(h) Authority. Each of Tenant and Landlord represents and warrants to the other that: (i) it is duly organized, validly existing and legally authorized to do business in the State of Texas; and (ii) the persons executing this Lease are duly authorized to execute and deliver this Lease on behalf of such party.

(i) Attorneys’ Fees. In connection with any litigation arising out of this Lease, the prevailing party, Tenant or Landlord, shall be entitled to recover all costs incurred, including reasonable attorneys’ fees.

(j) Waiver of Jury Trial. TENANT AND LANDLORD EACH AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS LEASE OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER IS GIVEN KNOWINGLY, WILLINGLY AND VOLUNTARILY BY TENANT AND LANDLORD, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LANDLORD AND TENANT REPRESENT AND WARRANT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LANDLORD AND TENANT FURTHER REPRESENT AND WARRANT THAT EACH HAS BEEN REPRESENTED IN THE TRANSACTION EVIDENCED BY THIS LEASE BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF SUCH PARTY’S OWN FREE WILL, AND THAT EACH HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH SUCH COUNSEL. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO ENTERING INTO THIS LEASE. LANDLORD OR TENANT, AS APPLICABLE, IS AUTHORIZED TO FILE A COPY OF THIS ARTICLE IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LANDLORD OR TENANT, AS APPLICABLE. THE PROVISIONS OF THIS ARTICLE SHALL SURVIVE THE EXPIRATION OR ANY EARLIER TERMINATION OF THIS LEASE.

(k) Press Releases. Landlord shall have the right, without further notice to Tenant, to include general information relating to this Lease, including without limitation Tenant’s name, the Building and the square footage of the Premises, in press releases relating to Landlord’s and its affiliates’ teasing activity. Information relating to rates will not be released without Tenant’s prior written consent.

(l) Calculation of Time. In computing any period of time prescribed or allowed by any provision of this Lease, the day of the act, event or default from which the designated period of time begins to ran shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period runs until the end of the next day which is not a Saturday, Sunday, or legal holiday. Unless otherwise provided herein, all notices and other periods expire as of 5:00 p.m. (local time in Austin, Texas) on the last day of the notice or other period.

27. CONSENT TO JURISDICTION. Tenant hereby consents to the exclusive jurisdiction of the state courts located in the jurisdiction where the Premises are located and to the federal courts for Travis County, Texas.

28. OFAC/PATRIOT ACT COMPLIANCE. Tenant represents, warrants and covenants that to the best of Tenant’s knowledge neither Tenant nor any of its partners, officers or directors: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”) and all applicable provisions of Title III of the USA Patriot Act (Public Law No. 107-56 (October 26, 2001)); (ii) is listed on the Denied Persons List and Entity List maintained by the United States Department of Commerce; (iii) is listed on the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State; (iv) is listed on any list or qualification of “Designated Nationals” as defined in the Cuban Assets Control Regulations 31 C.F.R. Part 515; (v) is listed on any other publicly available list of terrorists, terrorist organizations or narcotics traffickers maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to the Order, the rules and regulations of OFAC (including without limitation the Trading with the Enemy Act, 50 U.S.C. App. 1-44; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06; the unrepealed provision of the Iraq Sanctions Act, Publ.L. No. 101-513; the United Nations Participation Act, 22 U.S.C. § 2349 as-9; The Cuban Democracy Act, 22 U.S.C. §§ 6001-10; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 233; and The Foreign Narcotic Kingpin Designation Act, Publ. L. No. 106-120 and 107-108, all as may be amended from time to time); or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (vi) is engaged in activities prohibited in the Orders; or (vii) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes or in connection with the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.). Tenant shall defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing representation, warranty and covenant. The breach of this representation, warranty and covenant by Tenant shall be an immediate Event of Default under this Lease without cure.

29. TENANT’S EXPENSE PAYMENTS. Tenant shall not assert and/or initiate any claim against Landlord based on the fact that: (i) Landlord has assessed a charge to Tenant pursuant to this Lease; and (ii) the amount of such charge or the method for computing such charge, or both, is not stated in this Lease.

30. TAX PROTEST; WAIVER OF DTPA.

(a) Tenant has no right to protest the real property tax rate applicable to the Project and/or the appraised value of the Project determined by any taxing authority. Tenant hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to do any of the following: (i) to file or otherwise protest before any taxing authority any such rate or value determination even though Landlord may elect not to file any such protest; (ii) to appeal any order of a taxing authority which determines any such protest; and (iii) to receive, or otherwise require that Landlord deliver to Tenant, a copy of any reappraisal notice received by Landlord from any taxing authority. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of Tenant, now or at any time hereafter existing, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. Tenant acknowledges and agrees that the foregoing waiver and release was bargained for by Landlord and Landlord would not have agreed to enter into this Lease in the absence of this waiver and release.

(b) PURSUANT TO, AND TO THE EXTENT PERMITTED BY SECTION 17.42 OF THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (TEX. BUS. & COM. CODE ANN. §17.41, ET. SEQ.), LANDLORD AND TENANT EACH WAIVE THEIR RESPECTIVE RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND AGREE THAT SUCH ACT SHALL HAVE NO APPLICABILITY TO THIS LEASE, EXCEPT THAT SUCH WAIVER SHALL NOT APPLY TO SECTION 17.555 OF SUCH ACT. AFTER CONSULTATION WITH AN ATTORNEY OF LANDLORD’S OWN SELECTION, LANDLORD VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER BY IT. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THE FOREGOING WAIVER BY IT.

31. NO IMPLIED WARRANTIES. LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY

IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, TENANT SHALL CONTINUE TO PAY RENT AND ALL AMOUNTS DUE HEREUNDER, WITHOUT ABATEMENT, SETOFF OR DEDUCTION NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. TENANT HAS HAD A FULL AND FAIR OPPORTUNITY TO INSPECT THE PREMISES AND FINDS THAT THE PREMISES SUIT TENANT’S PURPOSES. TENANT HAS KNOWLEDGE OF THE PREMISES AND WITH THIS KNOWLEDGE HAS VOLUNTARILY AGREED TO DISCLAIM THE IMPLIED WARRANTY OF SUITABILITY. BOTH LANDLORD AND TENANT HAVE EXPRESSLY BARGAINED FOR AND AGREED TO THIS DISCLAIMER. FOR AND IN CONSIDERATION OF THE EXECUTION OF THIS LEASE, LANDLORD AND TENANT AGREE THAT LANDLORD WOULD NOT HAVE SIGNED THIS LEASE BUT FOR THE DISCLAIMERS SET FORTH ABOVE, AND TENANT WAIVES ANY WARRANTY REGARDING THE PREMISES EXCEPT THOSE EXPRESSLY PROVIDED IN THIS LEASE.

32. QUIET ENJOYMENT. Provided Tenant has performed all of the terms and conditions of this Lease to be performed by Tenant, including the payment of Fixed Rent and Additional Rent, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord, or, subject to the terms of this Lease, anyone claiming by, through or under Landlord, under and subject to the terms and conditions of this Lease or any master or prime lease and any mortgage now or hereafter affecting all of or any portion of the Premises.

33. EXTENSION OPTION.

(a) Provided: (i) no Event of Default exists at the time of exercise of the renewal option or at the time of commencement of the Extension Term (as defined below); (ii) WhiteGlove Health, Inc. or an Affiliate is occupying the entire Premises; and (iii) this Lease is in full force and effect, Tenant shall have the right to extend the Term (the “Extension Option”) for one (1) term of sixty (60) months beyond the end of the initial Term (the “Extension Term”). Tenant shall furnish written notice of intent to renew no later than six (6) months prior to the expiration of the initial Term, failing which the Extension Option shall be deemed waived, time being of the essence.

(b) The terms and conditions of this Lease during the Extension Term shall remain unchanged except that: (i) the annual Fixed Rent for the Extension Term shall be ninety-five percent (95%) of the Fair Market Rent (as defined below) multiplied by the number of square feet of rentable area of the Premises; and (ii) Exhibit D shall be deleted in its entirety and Landlord shall have no obligation to perform any tenant improvements to the Premises or provide any tenant improvement allowance.

(c) Notwithstanding anything to the contrary in this Lease, Tenant shall have no right to extend the Term other than or beyond the Extension Term.

(d) For purposes of this Lease, “Fair Market Rent” means the fair market rental rate per square foot of rentable area of the Premises (taking into account the “as is” condition of the Premises, all rent concessions and inducements, the location, quality and age of the Building, floor level, extent of leasehold improvements, extent of service to be provided, distinction between “gross” and “net” lease, or any other relevant term or condition) for a comparable lease term to comparable tenants for space of comparable size in comparable buildings with comparable quality of finish out in the area immediately surrounding the Building in the Austin, Texas Southwest submarket. If Landlord and Tenant cannot agree on the Fair Market Rent within sixty (60) days after Tenant’s exercise of the Extension Option, Landlord shall provide Tenant with a list of not less than three (3) but not more than five (5) independent and qualified tenant representative brokers and Tenant shall select one (1) such broker from said list and inform the other as to its selection within five (5) business days after Tenant receives Landlord’s list of independent and qualified tenant representative brokers (the date Tenant so informs Landlord of its selection shall be referred to herein as the “Designation Date”). In order to be “qualified,” each of the tenant representative brokers submitted by Landlord to Tenant (i) shall have at least ten (10) years’ leasing experience in commercial leases in the Austin, Texas Southwest submarket, (ii) shall not be affiliated with Landlord in anyway, and (iii) shall not have represented Landlord in any real estate transaction. Within five (5) business days after the Designation Date, Landlord and Tenant shall each submit to the selected broker and each other their respective determinations of the Fair

Market Rent. Such selected broker shall, within ten (10) days after the date of the last to be received of Landlord’s and Tenant’s determinations of the Fair Market Rent, then determine the actual Fair Market Rent by selecting either Landlord’s or Tenant’s determination of said Fair Market Rent (and such broker cannot substitute his or her opinion of the Fair Market Rent), and such broker’s determination shall be controlling. Landlord and Tenant shall each bear one-half ( 1/2) of the cost of the selected broker.

(e) The exercise by Tenant the Extension Option must be made, if at all, by written notice executed by Tenant and delivered to Landlord on or before the dates set forth hereinabove. Once Tenant exercises the Extension Option, Tenant may not thereafter revoke such exercise. Tenant’s failure to exercise timely the Extension Option for any reason whatsoever shall conclusively be deemed a waiver of the Extension Option. Upon Tenant’s timely and proper exercise of the Extension Option pursuant to the terms above and satisfaction of the above conditions, the “Term” shall include the Extension Term. Any termination, cancellation or surrender of this Lease shall terminate the Extension Option with respect to the portion of the Premises as to which this Lease is terminated, canceled or surrendered.

34. RIGHT OF FIRST REFUSAL.

(a) During the initial Term, Tenant shall have a continuing right of first refusal (the “Right of First Refusal”) with respect to space on the “D” wing of the Building that becomes “available for rent” (as defined below) (the “Refusal Space”) on the terms and conditions set forth in this Article 34. For purposes of this Article 34, the Refusal Space shall be considered “available for rent” if such space is vacant or has previously been leased by Landlord, and such space becomes vacant and either: (i) such space is not subject to any expansion option, right of first opportunity, right of first refusal or extension option granted to any tenant prior to the date hereof; or (ii) the tenant leasing such space or having any expansion option, right of first opportunity, right of first refusal or extension option with respect thereto elects not to exercise any such option.

(b) If Landlord has a prospective tenant or receives a bona fide offer from a prospective tenant to lease any Refusal Space, Landlord shall provide a written notice to Tenant (the “Offer Notice”), which Offer Notice shall specify the subject Refusal Space and shall contain all of the material terms and conditions upon which Landlord intends to lease such Refusal Space (including the rental rate and finish-out allowance). Tenant shall have ten (10) days after receipt of the Offer Notice to notify Landlord in writing of Tenant’s election whether to lease such Refusal Space pursuant to all of the terms and conditions contained in the Offer Notice. If Tenant elects not to lease such Refusal Space or fails to timely elect to lease such Refusal Space, Landlord shall be free to lease such Refusal Space for a period of six (6) months following such ten (10)-day period to any prospective tenant upon substantially the same terms and conditions contained in the Offer Notice. If Landlord thereafter fails to so lease such Refusal Space within such six (6)-month period, then Tenant shall again have a Right of First Refusal with respect to such Refusal Space pursuant to this Article 34. Except as otherwise provided in this Article 34, if Tenant exercises its Right of First Refusal described in this Article 34 with respect to any Refusal Space, such exercise shall be irrevocable, and Tenant shall lease such Refusal Space under all of the terms and conditions of this Lease except as otherwise described in the Offer Notice; provided, however, if Tenant exercises the Right of First Refusal during the first thirty (30) months after the Commencement Date, then the lease term for the Refusal Space shall be coterminous with the Term. Landlord and the tenant proposing to lease the Refusal Space shall not be precluded from making changes to the bona fide offer during lease negotiations so long as such changes are the result of arm’s-length negotiations between Landlord and such prospective tenant and not the result of bad faith and collusion insofar as Tenant’s interests are concerned and so long as the changes do not substantially alter the terms set forth in the Offer Notice. As used in this Article 34, a “bona fide offer” shall mean either a binding or non-binding letter of intent or written proposal containing provisions upon which Landlord and the prospective tenant are willing to enter into a lease.

(c) Tenant shall not have the right to exercise the Right of First Refusal pursuant to this Article 34 at any time either: (i) WhiteGlove Health, Inc. or an Affiliate is not in occupancy of at least 70 percent of the Premises; or (ii) an Event of Default is outstanding under this Lease. Any cancellation, termination or surrender of this Lease shall terminate all rights of Tenant under this Article 34.

(d) Time shall be of the essence with respect to the exercise of Tenant’s rights under this Article 34.

35. EARLY TERMINATION OPTION. Provided Tenant is WhiteGlove Health, Inc. or an Affiliate, there is no outstanding Event of Default and this Lease is in full force and effect, Tenant shall have the one-time right to terminate this Lease effective at 11:59 p.m. on the Early Termination Date, in accordance with and subject to each of the following terms and conditions (the “Early Termination Option”). The “Early Termination Date” shall mean the last day of the sixtieth (60th) calendar month after the Commencement Date. If Tenant desires to exercise the Early Termination Option, Tenant shall send to Landlord irrevocable written notice of Tenant’s exercise of the Early Termination Option (the “Early Termination Notice”), and pay the Early Termination Fee (as defined below). The Early Termination Notice must be received by Landlord no later than the date that is nine (9) months prior to the Early Termination Date, failing which the Early Termination Option shall be deemed waived. Fifty percent (50%) of the Early Termination Fee must be received by Landlord together with the Early Termination Notice, and fifty percent (50%) of the Early Termination Fee must be received by Landlord no later than the date that is three (3) months prior to the Early Termination Date, failing which the Early Termination Option shall be deemed waived The “Early Termination Fee” shall equal Five Hundred Eight Thousand Four Hundred Twenty-Two and No/100 Dollars ($508,422.00). The Early Termination Fee shall be payable by wire transfer or cashier’s check. Time is of the essence with respect to the dates and deadlines set forth herein. Notwithstanding the foregoing, if at any time during the period on or after the date of the Early Termination Notice, up to and including the Early Termination Date, Tenant shall be in default of this Lease, then Landlord may elect, but is not obligated, by written notice to Tenant to cancel and declare null and void Tenant’s exercise of the Early Termination Option, in which case this Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the Early Termination Option. If Tenant timely and properly exercises the Early Termination Option in accordance with this Article 35 and Landlord has not negated the effectiveness of Tenant’s exercise of the Early Termination Option pursuant to the preceding sentence, this Lease and the Term shall come to an end on the Early Termination Date with the same force and effect as if the Term were fixed to expire on such date, and the terms and provisions of Article 19 shall apply.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease, under Seal, the day and year first above written.

WITNESS:	LANDLORD:
BRANDYWINE ACQUISITION PARTNERS LP

	By:	BDN Properties I LLC, its general partner

By:
Name:	K. Suzanne Stumpf
Title:	Vice President, Asset Management
Date:	7/19/11

WITNESS:	TENANT:
WHITEGLOVE HEALTH, INC.

By:
Name:	Robert A. Fabbio
Title:	CEO
Date:	7.12.2011

EXHIBIT A

LOCATION PLAN (NOT TO SCALE)

A-1

EXHIBIT B

CONFIRMATION OF LEASE TERM

THIS MEMORANDUM is made as of the      day of             , 201    , between BRANDYWINE ACQUISITION PARTNERS LP, a Delaware limited partnership, with an office at 1501 South MoPac Expressway, Suite 310, Austin, Texas 78746 (“Landlord”) and WHITEGLOVE HEALTH, INC., with its principal place of business at 1601 South MoPac Expressway, Suite 450, Austin, Texas 78746 (“Tenant”), who entered into a Lease Agreement (the “Lease”) dated as of              , 2011, covering certain premises located at 1601 South MoPac Expressway, Suite 450, Austin, Texas 78746. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.

1. The parties to this Memorandum hereby agree that the date of             , 201     is the Commencement Date of the Term, and the date             , 20     is the expiration date of the Lease.

2. Tenant hereby confirms the following as of the Commencement Date:

(a) That it has accepted possession of the Premises pursuant to the terms of the Lease;

(b) That the improvements, if any, required to be furnished according to the Lease by Landlord have been Substantially Completed;

(c) That Landlord has fulfilled all of its duties of an inducement nature or as otherwise set forth in the Lease;

(d) That there are no offsets or credits against rentals, and the $356,639.25 Security Deposit has been paid as provided in the Lease;

(e) That there is no default by Landlord or Tenant under the Lease and the Lease is in full force and effect.

3. Landlord hereby confirms to Tenant that its Building number is              and its Lease number is             . This information must accompany each Rent check or wire payment.

4. Landlord and Tenant hereby confirm that the Early Termination Date is                     , the Early Termination Notice and fifty percent of the Early Termination Fee must be paid to Landlord no later than                     , and fifty percent of the Early Termination Fee must be paid to Landlord no later than                     .

5. This Memorandum, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective successors and assigns, subject to the restrictions upon assignment and subletting contained in the Lease.

[SIGNATURES ON FOLLOWING PAGE]

B-1

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum, under Seal, the day and year first above written.

WITNESS:	LANDLORD:
BRANDYWINE ACQUISITION PARTNERS LP

	By:	BDN Properties I LLC, its general partner

By:
Name:
Title:
Date:

WITNESS:	TENANT:
WHITEGLOVE HEALTH, INC.

By:
Name:
Title:
Date:

B-2

EXHIBIT C

BUILDING RULES AND REGULATIONS

LAST REVISION: DECEMBER 17, 2003

Landlord reserves the right to rescind any of these rules and make such other and further rules and regulations as in the judgment of Landlord shall from time to time be needed for the safety, protection, care and cleanliness of the Project, the operations thereof, the preservation of good order therein and the protection and comfort of its tenants, their agents, employees and invitees, which rules when made and notice thereof given to Tenant shall be binding upon Tenant in a like manner as if originally prescribed.

1.	Sidewalks, entrances, passages, elevators, vestibules, stairways, corridors, halls, lobby and any other part of the Building shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress or egress to and from each tenant’s premises. Landlord shall have the right to control and operate the common portions of the Building and exterior facilities furnished for common use of the tenants (such as the eating, smoking, and parking areas) in such a manner as Landlord deems appropriate.

2.	No awnings or other projections shall be attached to the outside walls of the Building without the prior written consent of Landlord. All drapes, or window blinds, must be of a quality, type and design, color and attached in a manner approved by Landlord.

3.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, or placed in hallways or vestibules without prior written consent of Landlord.

4.	Rest rooms and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no debris, rubbish, rags or other substances shall be thrown therein. Only standard toilet tissue may be flushed in commodes. All damage resulting from any misuse of these fixtures shall be the responsibility of the tenant who, or whose employees, agents, visitors, clients, or licensees shall have caused same.

5.	No tenant, without the prior consent of Landlord, shall mark, paint, drill into, bore, cut or string wires or in any way deface any part of the Premises or the Building of which they form a part except for the reasonable hanging of decorative or instructional materials on the walls of the Premises.

6.	Tenants shall not construct or maintain, use or operate in any part of the Project any electrical device, wiring or other apparatus in connection with a loud speaker system or other sound/communication system which maybe heard outside the Premises. Any such communication system to be installed within the Premises shall require prior written approval of Landlord.

7.	No mopeds, skateboards, scooters, roller blades or other vehicles and no animals, birds or other pets of any kind shall be brought into, used or kept in or about the Building other than a service animal performing a specified task.

8.	No tenant shall cause or permit any unusual or objectionable odors to be produced upon or permeate from its premises.

9.	No space in the Building shall be used for the manufacture of goods for sale in the ordinary course of business, or for sale at auction of merchandise, goods or property of any kind.

10.	No tenant, or employees of tenant, shall make any unseemly or disturbing noises or disturb or interfere with the occupants of this or neighboring buildings or residences by voice, musical instrument, radio, talking machines, whistling, singing, or in any way. All passage through the Building’s hallways, elevators, and main lobby shall be conducted in a quiet, business-like manner.

11.	No tenant shall throw anything out of the doors, windows, or down corridors or stairs of the Building.

12.	Tenant shall not place, install or operate on the Premises or in any part of the Project, any engine, stove or machinery or conduct mechanical operations or cook thereon or therein (except for coffee machine, microwave oven, and/or vending machine), or place or use in or about the Premises arty explosives, gasoline, kerosene oil, acids, caustics or any other flammable, explosive or hazardous material, without prior written consent of Landlord.

13.	No smoking is permitted in the Building, including but not limited to the Premises, restrooms, hallways, elevators, stairs, lobby, exit and entrances vestibules, sidewalks, parking lot area except for the designated exterior smoking area. All cigarette ashes and butts are to be deposited in the containers provided for same, and not disposed of on sidewalks, parking lot areas, or toilets within the Building rest rooms.

14.	Tenants are not to install any additional locks or bolts of any kind upon any door or window of the Building without prior written consent of Landlord. Each tenant must, upon the termination of tenancy, return to the Landlord all keys for the Premises, either furnished to or otherwise procured by such tenant, and all security access cards to the Building.

15.	All doors to hallways and corridors shall be kept closed during business hours except as they may be used for ingress or egress.

16.	Tenant shall not use the name of the Building, Project, Landlord or Landlord’s Agent in any way in connection with its business except as the address thereof. Landlord shall also have the right to prohibit any advertising by tenant, which, in its sole opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, tenant shall refrain from or discontinue such advertising.

17.	Tenants must be responsible for all security access cards issued to them, and to secure the return of same from any employee terminating employment with them. Lost cards shall cost $35.00 per card to replace. No person/company other than Building tenants and/or their employees may have security access cards unless Landlord grants prior written approval.

18.	All deliveries by vendors, couriers, clients, employees or visitors to the Building which involve the use of a hand cart, hand truck, or other heavy equipment or device must be made via the freight elevator, if such freight elevator exists in the Building. Tenant shall be responsible to Landlord for any loss or damage resulting from any deliveries made by or for tenant to the Building. Tenant shall procure and deliver a certificate of insurance from tenant’s movers which certificate shall name Landlord as an additional insured.

19.	Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude from the Building all freight or other material which violates any of these rules and regulations.

20.	Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service on or to the premises for tenant, to Landlord for Landlord’s approval and supervision before performance of any contractual service or access to Building. This provision shall apply to all work performed in the Building including installation of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building. Landlord reserves the right to require that all agents of contractors/vendors sign in and out of the Building.

21.	Landlord reserves the right to exclude from the Building at all times any person who is not known or does not properly identify himself to Landlord’s management or security personnel.

22.	Landlord may require, at its sole option, all persons entering the Building after 6 PM or before 7 AM, Monday through Friday and at any time on Holidays, Saturdays and Sundays, to register at the time they enter and at the time they leave the Building.

23.	No space within the Building, or in the common areas such as the parking lot, may be used at any time for the purpose of lodging, sleeping, or for any immoral or illegal purposes.

24.	No employees or invitees of tenant shall use the hallways, stairs, lobby, or other common areas of the Building as lounging areas during “breaks” or during lunch periods.

25.	No canvassing, soliciting or peddling is permitted in the Building or its common areas by tenants, their employees, or other persons.

26.	No mats, trash, or other objects shall be placed in the public corridors, hallways, stairs, or other common areas of the Building.

27.	If Landlord elects to have in effect a recycling program, Tenant must place all recyclable items of cans, bottles, plastic and office recyclable paper in appropriate containers provided by Landlord in each tenant’s space.

28.	Landlord does not maintain suite finishes which are non-standard, such as kitchens, bathrooms, wallpaper, special lights, etc. However, should the need arise for repair of items not maintained by Landlord, Landlord at its sole option, may arrange for the work to be done at tenant’s expense.

29.	Drapes installed by tenant, which are visible from the exterior of the Building, must be cleaned by tenant, at its own expense, at least once a year.

30.	No pictures, signage, advertising, decals, banners, etc. are permitted to be placed in or on windows in such a manner as they are visible from the exterior, without the prior written consent of Landlord.

31.	Tenant and tenant’s employees are prohibited at any time from eating or drinking in hallways, elevators, rest rooms, lobby or lobby vestibules outside of the Premises.

32.	Tenant shall be responsible to Landlord for any acts of vandalism performed in the Building by its employees, agents, invitees or visitors.

33.	No tenant shall permit the visit to its Premises of persons in such, numbers or under such conditions as to interfere with the use and enjoyment of the entrances, hallways, elevators, lobby or other public portions or facilities of the Building and exterior common areas by other tenants.

34.	Landlord’s employees shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord. Requests for such requirements must be submitted in writing to Landlord.

35.	Tenant, agrees that neither tenant nor its agents, employees, licensees or invitees will interfere in any manner with the installation and/or maintenance of the heating, air conditioning and ventilation facilities and equipment.

36.	Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from tenant’s area or common areas of the Project regardless of whether such loss occurs when area is locked against entry or not.

37.	Landlord will not permit entrance to tenant’s premises by use of pass key controlled by Landlord, to any person at any time without written permission of tenant, except employees, contractors or service personnel supervised or employed by Landlord.

38.	Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs and markers on the Building grounds and surrounding areas.

39.	Tenant and its employees, invitees, agents, etc. shall not enter other separate tenants’ hallways, restrooms or premises unless they have received prior approval from Landlord’s management.

40.	Tenant shall not use or permit the use of any portion of the Premises for outdoor storage.

41.	Tenant shall not overload any floor in the Premises or the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

42.	Tenant shall not commit or suffer any waste upon the Premises, Building or Project or any nuisance, or do any other act or thing that may disturb the quiet enjoyment of any other tenant in the Building or Project.

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EXHIBIT D

LEASEHOLD IMPROVEMENTS

This Exhibit D-Leasehold Improvements (this “Exhibit”) is a part of the Lease to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Lease.

1.	Definitions.

1.1 “Architect” means the licensed architect engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the Architectural Plans. Landlord approves Noack-Little as the Architect, but Tenant is not obligated to use Noack- Little and reserves the right to change architects provided Landlord approves the new architect.

1.2 “Architectural Plans” means complete and accurate Permittable architectural working drawings and specifications for the Leasehold Improvements prepared by the Architect and the MEP Engineer including all architectural dimensioned plans showing wall layouts, wall and door locations, power and telephone locations and reflected ceiling plans and further including elevations, details, specifications and schedules according to accepted AIA standards.

1.3 “Building Standard” means the quality and quantity of materials, finishes and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.

1.4 “Central Systems” means any Building system or component within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems or anything located within the core of the Building or central to the operation of the Building).

1.5 “Construction Costs” means all hard and soft costs in the permitting, demolition, construction, acquisition and installation of the Leasehold Improvements, including, without limitation, the cost of all labor and materials supplied by Contractor, suppliers, independent contractors and subcontractors arising in connection with the Leasehold Improvements, all architectural and engineering fees, construction management fees, costs of phone, cabling, equipment and security networks.

1.6 “Contractor” means the general contractor selected by Tenant in accordance with the terms of this Exhibit to construct and install the Leasehold Improvements, subject to Landlord’s reasonable approval.

1.7 “FF&E Costs” means Tenant’s cost of furniture, fixtures and equipment Tenant installs in the Premises. Tenant shall have the right to use up to $120,005 of the Improvement Allowance for reimbursement to Tenant of Tenant’s FF&E Costs.

1.8 “Improvement Allowance” means in an amount equal to the product of $40.00 multiplied by the rentable area of the Premises for a total sum of $1,000,040.

1.9 “Improvement Costs” means the sum of: (i) the Planning Cost; (ii) the Construction Costs; (iii) the FF&E Costs; and (iv) the Moving Costs.

1.10 “Landlord’s Designer” means the architect, space planner or engineer, if any, engaged by Landlord to review the Plans for the Leasehold Improvements as contemplated by Article 2 hereof.

1.11 [Intentionally Deleted]

1.12 “Landlord’s Representative” means Allan Gamel. All correspondences and information to be delivered to Landlord with respect to the Work shall be delivered to Landlord’s Representative.

1.13 “Leasehold Improvements” means the improvements, alterations and other physical additions to be made or provided to; constructed, delivered or installed at; or otherwise acquired for the Premises in accordance with the Plans or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include Tenant’s Equipment.

1.14 “MEP Engineer” means the engineer engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the MEP Plans. Landlord hereby approves Bay Engineering Inc. as the MEP Engineer.

1.15 “MEP Plans” means one hundred percent (100%) fully coordinated and complete, Permittable and accurate mechanical, electrical and plumbing plans, schedules and specifications for the Leasehold Improvements prepared by the MEP Engineer in accordance and in compliance with the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over or with respect to such plans, schedules and specifications, which are complete, accurate, consistent and fully coordinated with and implement and carry out the Architectural Plans.

1.16 “Moving Cost” means Tenant’s cost to move into the Premises, not to exceed $50,002.

1.17 “Permittable” means that the applicable plan meets the requirements necessary to obtain a building permit from the county in which the Land is located.

1.18 “Planning Costs” means all costs related to the design of the Leasehold Improvements including, without limitation, the professional fees of the Architect and other professionals preparing and/or reviewing the Plans.

1.19 “Plans” means the Architectural Plans together with the MEP Plans, and if applicable, the Structural Plans.

1.20 “Structural Engineer” means the engineer engaged by Tenant, subject to Landlord’s reasonable approval, to prepare the Structural Plans.

1.21 “Structural Plans” means one hundred percent (100%) fully coordinated and complete, Permittable and accurate structural plans, schedules and specifications, if any, for the Leasehold Improvements prepared by the Structural Engineers in accordance and in compliance with the requirements of any authority having jurisdiction over or with respect to such plans, schedules and specifications, which are complete, accurate, consistent and fully coordinated with and implement and carry out the Architectural Plans.

1.22 “Substantially Completed” or “Substantial Completion” means the date on which the Leasehold Improvements have been completed except for punchlist items as determined by Landlord’s architect or space planner, and Tenant has obtained a certificate permitting the lawful occupancy of the Premises issued by the appropriate governmental authority.

1.23 [Intentionally Deleted]

1.24 “Tenant’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Tenant’s trade fixtures and other personal property to be installed by or on behalf of Tenant in the Premises.

1.25 “Work” means the labor and materials required for any demolition, construction, acquisition, installation and finishing of the Leasehold Improvements.

2.	Plans.

2.1 Process. As soon as practicable after the complete execution and delivery of the Lease, Tenant shall prepare and deliver to Landlord the Plans, stamped for permit filing, together with any underlying detailed information Landlord may require in order to evaluate the Plans. The design of the Leasehold Improvements must be consistent with sound architectural and construction practices in first-class office buildings comparable in size and market to the Building and must utilize only Building Standard items, unless Tenant submits and Landlord approves the use of non-Building Standard items. Within ten (10) Business Days after the Landlord’s receipt of the Plans, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Plans, which approval shall not be unreasonably withheld. If Landlord disapproves of the Plans, or approves the Plans subject to modifications, Landlord shall state in its written notice to Tenant the reasons therefor, and Tenant, upon receipt of such written notice, shall revise and resubmit the Plans to Landlord for review and Landlord’s reasonable approval, which approval shall not be unreasonably withheld. All design, construction and installation in connection with the Work shall conform to the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such work.

2.2 Permit Application. Tenant shall deliver any and all Plans and all revisions thereto to Landlord and obtain Landlord’s approval of same prior to submitting any of such Plans for permits. Tenant shall promptly apply for and pay the cost of obtaining all permits and certificates for the Work upon receiving Landlord’s approval of the Plans. Tenant agrees to pay for any charges levied by inspecting agencies as such charges are levied in connection with the Work.

2.3 Plan Changes. If there are any changes in the Leasehold Improvements or the Plans from the work or improvements shown in the Plans as approved by Landlord, each such change must receive the prior written approval of Landlord, and, in the event of any such approved change in the Plans, Tenant shall, upon completion of the Work, furnish Landlord with an accurate “as built” plan of the Work as constructed, which plans shall be incorporated into this Exhibit by this reference for all intents and purposes.

3.	Performance of Work.

3.1 Selection of Contractor. Tenant shall inform Landlord of the general contractors from whom Tenant desires to solicit bids for the Work. Each general contractor from whom Tenant desires to solicit a bid and the terms of the selected contractor’s contract (the “Construction Contract”) shall be subject to Landlord’s reasonable approval. The Contractor shall contract for such work directly with Tenant, but shall perform such work in coordination with Landlord’s operation of the Building. Tenant shall provide Landlord with a list of all subcontractors the Contractor will use in connection with the performance of the Work as such subcontractors are selected to assist in the performance of the Work. Landlord shall supply to Tenant a list of any required subcontractors.

3.2 Construction in Accordance with Plans. Tenant shall cause the Work to be performed by the Contractor substantially in accordance with the Plans.

3.3 Tenant’s Equipment. Tenant shall be solely responsible for the ordering and time of ordering of Tenant’s Equipment.

3.4 Building Standards. Except to the extent that the Plans expressly provide for the construction or installation of improvements, items, materials, fixtures, finishes, quantities, specifications, etc. that are non-Building Standard, Tenant will cause the Leasehold Improvements to be constructed or installed to Building Standards.

3.5 Fire-Life Safety; Central Systems.

a. Any Leasehold Improvements relating to the Building fire and life safety systems shall be performed by Landlord’s fire and life safety subcontractor, at Tenant’s expense.

b. Neither Tenant nor any of its agents or contractors shall alter, modify or in any manner disturb any of the Central Systems.

3.6 Construction Manager. Tenant will engage a third party construction manager to assist in the design bidding and construction of the Work. Said construction manager will be provided with complete access to the Premises prior to and during construction of the Leasehold Improvements. Landlord shall not charge Tenant for any Landlord’s supervision or management fee for the Leasehold Improvements.

4.	Costs.

4.1 Improvement Allowance.

a. Landlord shall disburse the Improvement Allowance to Tenant in accordance with Section 4.6 below.

b. Except as may be expressly provided to the contrary in this Exhibit, the Improvement Allowance shall be applied solely towards payment of the Improvement Costs.

c. If, as of the ninth (9th) month anniversary of the Commencement Date any portion of the Improvement Allowance remains undisbursed and there is any unsatisfied condition to the disbursement thereof, the Improvement Allowance shall be deemed reduced by such undisbursed amount and Landlord shall retain such undisbursed portion of the Improvement Allowance.

d. Tenant shall have the right to use up to One Hundred Twenty-Five Thousand Five and No/100 Dollars ($125,005.00) of the Improvement Allowance towards the reimbursement for the FF&E Costs. Landlord shall reimburse Tenant for the FF&E Costs in accordance with Section 4.6(c)(vii) below. “FF&E” shall mean all furniture, fixtures and equipment purchased by Tenant pursuant to this paragraph. Notwithstanding anything to the contrary herein or in the Lease, all FF&E shall be and remain Landlord’s property and shall be surrendered with the Premises and conveyed to Landlord at the end of the Term or Tenant’s right to possession of the Premises in good working order, normal wear and tear excepted. Tenant shall provide Landlord with a complete list of all FF&E together with submission of a request for disbursement of the Improvement Allowance for FF&E Costs.

e. Tenant shall have the right to use up to $50,002 of the Improvement Allowance to reimburse Tenant for its Moving Costs. Landlord shall reimburse Tenant for the Moving Costs (up to $50,002) in accordance with Section 4.6(c)(vii) below.

4.2 Tenant’s Payment Responsibility. Tenant shall be responsible for the full and timely payment of all Improvement Costs.

4.3 Landlord’s Fee. Landlord shall not receive any construction management fee or other fee in connection with the Leasehold Improvements.

4.4 Excess Costs. To the extent that the Improvement Costs exceed the Improvement Allowance, Tenant shall be solely responsible for payment of such excess amount. Landlord shall only be obligated to make Improvement Allowance disbursements for Improvement Costs then being paid in the ratio (not to exceed 1:1) that the Improvement Allowance bears to the total Improvement Costs (as reasonably determined from time to time by Landlord).

4.5 Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an Event of Default or a condition which with notice and/or the passage of time would constitute an Event of Default.

4.6 Disbursement of Improvement Allowance.

a. Subject to the terms of this Exhibit, Landlord shall disburse the Improvement Allowance to Tenant for payment or reimbursement to Tenant, as the case may be, of the Improvement Costs (but not for costs arising from an Event of Default or from any facts or circumstances that could become an Event of Default, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the Premises or Tenant’s interest therein). Landlord shall have the right to make Improvement Allowance disbursements to any party for whom Tenant has requested a disbursement or, following the occurrence of an Event of Default, directly to the Contractor.

b. Landlord shall be entitled to withhold from any requested disbursement for payment under the Construction Contract a retainage equal to the greater of the retainage set forth in the Construction Contract or ten percent (10%) of amount due under the Construction Contract (the “Retainage”). No Retainage shall be taken from FF&E Costs, the

Planning Cost or the Moving Costs.

c. Any provision of this Exhibit to the contrary notwithstanding, Tenant agrees that Landlord shall not be obligated to make a disbursement from the Improvement Allowance unless the following conditions have been satisfied or waived in writing by Landlord:

(i) Landlord shall not be obligated to disburse funds for materials stored off-site.

(ii) With respect to amounts payable under the Construction Contract or any other contract under which a mechanic’s or materialmen’s lien could arise (as reasonably determined by Landlord), Landlord shall have received from Tenant a request for payment, which request includes (A) a copy of a certificate signed by the Architect certifying the then percentage completion of the Work, and approving payment of an amount at least equal to the amount set forth in Tenant’s request for payment; (B) a submission by the Architect of AIA forms G-702 and G-703, or substantially similar forms (Landlord and Tenant agree that the retainage set forth in such forms is one and the same as the Retainage set forth above and that there will not be a separate or an additional retainage under such forms); and (C) releases of liens from the Contractor and any other relevant contractor or subcontractor for work for which Tenant requests a disbursement (collectively, the “Lien Waivers”). No Lien Waivers will be required as a condition to payment of FF&E Costs or Moving Costs.

(iii) Provided that Landlord has received a disbursement request from Tenant, together with the other items, certifications, Lien Waivers, etc. required under this Exhibit in connection with such disbursement on or before the 15th day of a month, Landlord shall make such disbursement not later than the last day of the following month. Landlord shall not be required to make more than two (2) disbursements from the Improvement Allowance during any thirty (30)-day period.

(iv) Landlord shall have inspected and approved the Work performed for which disbursement has been requested, such approval not to be unreasonably withheld.

(v) Landlord shall have no obligation to make a disbursement from the Improvement Allowance to the extent that there exists any unbonded lien against the Building or the Premises or Tenant’s interest therein (including the cost to bond over the lien to the reasonable satisfaction of Landlord, plus Landlord’s reasonable attorneys’ fees) by reason of work done, or claimed to have been done, or materials supplied, or claimed to have been supplied, to or for Tenant for the Premises, or if the conditions to advances of the Improvement Allowance are not satisfied. Landlord shall notify Tenant in writing of the reasons that Landlord disputes disbursing any portion of the Improvement Allowance. Landlord shall withhold only such amounts as Landlord disputes in good faith and only such amounts as Landlord deems reasonably necessary to protect Landlord’s interests. Landlord shall have no obligation to disburse any portion of the Improvement Allowance for the payment of any bond premiums required of Tenant under this Exhibit in connection with any liens filed or sought in connection with the Leasehold Improvements.

(vi) The Retainage shall be disbursed to Tenant thirty (30) days after Substantial Completion of the Work; provided in no event shall the Retainage be disbursed to Tenant until such time as Tenant has complied with the requirements set forth in Section 3.2 and Section 3.3 hereof and the cost to correct punchlist items would be less than $5,000.

(vii) With respect to Planning Costs, FF&E Costs and Moving Costs incurred by Tenant, Landlord shall disburse to Tenant the amount requested by Tenant (subject to any limitations on soft cost disbursements set forth elsewhere in this Exhibit) within thirty (30) days after Landlord receives a disbursement request from Tenant, which request shall include a reasonably detailed invoice from the professional for whom the disbursement is sought, proof of payment, and a certification from Tenant that such professional has satisfactorily performed his/her or its services for which the disbursement is sought.

(viii) There shall exist no Event of Default and no condition which with notice and/or the passage of time would constitute an Event of Default.

4.7 Inspection of Work. Landlord reserves the right to inspect and to be present during the performance of the Work solely for the purpose of protecting Landlord’s interest in the Building, but Landlord will have no obligation to so inspect or be present and, if Landlord elects to so inspect or to be present during the performance of all or any portion of the Work, neither such inspection nor such presence shall give rise to any liability by Landlord to Tenant or to any other person or entity.

5.	Landlord’s Work and Rules for Work.

5.1 Landlord’s Work Complete. Except as set out in the Lease, Tenant accepts the Premises in “AS IS” condition. Landlord shall have no obligation under the Lease, this Exhibit or otherwise to perform any of the Work (including, without limitation, to perform any demolition) to the Premises or to deliver, provide or install any materials in, to or at the Premises prior to the Commencement Date.

5.2 Management Services. No construction management fee is owed to Landlord.

5.3 Conditions to Occupancy. Prior to Tenant’s use or occupancy of all or any portion of the Premises and Landlord’s disbursement of any portion of the Retainage, Tenant, at Tenant’s expense, shall:

a. furnish evidence reasonably satisfactory to Landlord that the Work has been paid for in full (other than any Work to be paid for with the Retainage), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating to the Work are outstanding and provide final Lien Waivers;

b. furnish to Landlord a copy of the Certificate of Occupancy and all other certifications and approvals with respect to the Work that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises;

c. furnish to Landlord proof of the insurance required by the Lease;

d. furnish an affidavit from the Architect certifying that the Leasehold Improvements have been completed substantially in accordance with the Plans; and

e. provide Landlord with the opportunity to inspect the Premises so that Landlord can be reasonably satisfied that the Leasehold Improvements have been substantially completed in accordance with the Plans.

5.4 Additional Deliveries, Within ten (10) days after the Commencement Date, Tenant, at Tenant’s expense, shall:

a. furnish Landlord with one (1) set of reproducible “as built” blueprints of the Premises, together with a CAD disk (in AutoCAD format);

b. furnish an HVAC air balancing report reasonably satisfactory to Landlord;

c. furnish Landlord with copies of all guaranties and/or warranties; and

d. furnish Landlord with copies of all O&M information, manuals, etc.

5.5 Interference with Others. Tenant will make reasonable efforts not to materially obstruct or materially interfere with the rights of, ,or otherwise materially disturb or injure, other tenants of the Building during the performance of the Work.

5.6 Rules and Regulations for Construction. Tenant shall cause the Contractor and each of the Contractor’s subcontractors to adhere to the rules and procedures set forth in Exhibit D-l attached hereto.

5.7 Insurance. Tenant shall cause the Contractor, at no cost to Landlord, to maintain and keep in full force and effect, the insurance required under Exhibit D-2, with such companies, and in such amounts as set out in Exhibit D-2. Tenant shall, at no cost to Landlord, maintain and keep in full force and effect, the insurance required of Tenant under the Lease and this Exhibit. Prior to commencement of construction of the Leasehold Improvements, Landlord shall be provided with copies of insurance certificates indicating coverages as required by Exhibit D-2, are in full force and effect, and a copy of the executed Construction Contract.

5.8 Test Fit. Landlord shall pay to Tenant’s Architect up to $2,500.10 for a test fit and one revision within thirty (30) days after invoice and proof of payment. This payment shall be in addition to the Improvement Allowance.

EXHIBIT D-1

Contractor Requirements

A.	General

1. No work shall be permitted until the property management office is furnished with copies of all required permits.

2. All demolition, removal or other types of work, which may inconvenience other tenants or disturb building operations, must be scheduled and performed before or after normal working hours. The property management office shall be notified at least 24 hours prior to commencement of such work.

3. All fire alarm testing must be performed after normal working hours.

B.	Prior to commencement of Work

1. Tenant shall deliver to Landlord, for Landlord’s approval, which will not be unreasonably withheld, a list of all the contractors and subcontractors who will be performing the work.

2. Tenant shall deliver to Landlord two (2) complete sets of permit plans and specifications properly stamped by a registered architect or professional engineer and shall deliver to Landlord any and all subsequent revisions to such plans and specifications.

3. It is Tenant’s responsibility to obtain approval of plans and required permits from jurisdictional agencies. Tenant must submit copies of all approved plans and permits to the property management office and post the original permit on the Premises prior to commencement of any work. All work performed by a contractor or subcontractor shall be subject to Landlord’s inspection.

C.	Requirements and Procedures

1. At such time as other tenants shall occupy the Building, core drilling or cutting shall be permitted only between the hours of 7:00 p.m. and 7:00 a.m. Monday through Friday and 4:00 p.m. on Saturday through 7:00 a.m. on Monday. All core drilling/cutting must be approved by the Base Building structural engineer. X-rays of areas maybe required at Landlord’s engineer’s discretion. The property management office must be notified at least twenty-four (24) hours prior to commencement of such work.

2. Prior to the initiation of any other tenant construction activity in the Building, Tenant shall make arrangements for use of the loading dock and elevators with the property management office. Upon initiation of construction activity by any other tenant in the Building, Tenant shall make arrangements for use of the loading dock and elevators with the property management office forty-eight (48) hours in advance. Notwithstanding the foregoing, Tenant shall not have a priority over future tenants and/or their contractors in the use of the elevators and loading dock. No material or equipment shall be carried under or on top of the elevators. If the building manager deems an elevator operator is required, such operator shall be provided by the general contractor at the general contractor’s expense.

3. Tie-in of either fire alarm or sprinkler/fire suppression systems shall not occur until all other work related to such systems has been completed.

4. If a shutdown of risers and mains for electric, HVAC, sprinkler, fire protection and plumbing work is required, work shall be scheduled with twenty-four (24) hour advance notice. Drain downs or fill-ups of the sprinkler system or any other work to the fire protection system which may set off an alarm, must be accomplished between the hours of 7:00 p.m. and 7:00 a.m. Monday through Friday and 4:00 p.m. on Saturday through 7:00 a.m. on Monday.

5. The general contractor must:

D-1-1

a. Properly supervise construction on the Premises at all times.

b. Police the job at all times, continually keeping the Premises and Project orderly. All Tenant materials are to be reasonably neatly stacked.

c. Maintain cleanliness and protection of all areas, including elevator and lobbies.

d. Distribute I.D. badges, provided by Landlord, to all construction workers. Any construction worker without a valid badge will be escorted from the building. I.D. badges will be changed at the discretion of the property management office.

e. If other tenants occupy the building, provide the property management office with a list of those who are expected on the job after hours or during a weekend. Tenant shall use its best efforts to submit such list by noon on the day in which after hours work is scheduled.

f. Arrange for telephone service if necessary. The property management and security telephones will not be available for use by contractors.

g. Block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air system.

h. Avoid and prevent the disturbance of other tenants.

i. Tenant’s contractors and subcontractors may only park in parking areas at the Project specifically designated by Landlord.

6. If Tenant’s general contractor is negligent in any of its responsibilities, Landlord shall give Tenant notice of such negligence and a reasonable opportunity to cure such negligence (except in the case of emergencies or potential harm to persons or damage to property), at Tenant’s sole expense. If Tenant fails to cure such timely negligence, Landlord may elect to correct the same and Tenant shall be charged for the corrective work.

7. All equipment and material installation must be equal to the standards of workmanship and quality established for the Building.

8. Upon completion of the work, Tenant shall submit to the property management office properly executed forms or other documents indicating approval by all relevant agencies of the local government having jurisdiction over the Building whose approval is required for Tenant’s use and occupancy of the Premises.

9. Tenant shall submit to the property management office a final ‘as-built’ set of drawings together with a CAD disk (in AutoCAD format), showing all items of work in full detail.

10. Contractors who require security for the Premises during construction shall provide same at their sole expense. Landlord will not be liable for any stolen items from Tenant’s work area. It is suggested that the contractor and subcontractors use only tools and equipment bearing an identification mark denoting the contractor and subcontractor’s name.

11. All contractors/subcontractors/employees will enter and exit through the loading dock area, and use the freight elevator. Building passenger elevators may not be used.

12. Prior to the commencement of construction, Landlord and Tenant will inspect the Building and Tenant will prepare and deliver to Landlord a memorandum setting forth any pre-construction damages to the Building. Any damage caused by the contractor to existing work of others shall be repaired or replaced at the sole cost and expense of the contractor to Landlord’s satisfaction.

13. The contractor shall be responsible for the protection of finished surfaces of public areas (floors, walls, ceiling, etc.).

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14. If required by Landlord at anytime during the performance of Tenant’s Work, Tenant shall install, at Tenant’s sole cost and expense, electric submeters on each floor of the Premises. All electric power to Tenant’s contractor and subcontractors’ tools shall be powered through such submeters. Tenant shall pay Landlord for use of such electric power within ten (10) days after written demand. If Tenant requests that Landlord provide central heating or air conditioning, Tenant shall be charged the then prevailing hourly rate for such central heating or air conditioning service.

15. Contractors will be permitted to use restroom facilities only on the floors which construction services are being provided. Any damages to these facilities will be repaired by the contractor at its sole cost and expense. Landlord will provide no janitorial services to such restrooms.

16. The contractor must arrange to have freight or stock received by its own forces. Contractors and subcontractors are required to submit to the property management office a written request for dock space for offloading materials and/or equipment required to construct Tenant’s space. All requests are to include the name of the supplier/hauler, time of expected arrival and departure from Landlord’s dock facility, name of contractors and subcontractors designated to accept delivery, and the location that the materials/equipment will be transported by the contractor/subcontractor. Disregard for this requirement will result in those vehicles being moved at the vehicle owner’s expense. Under no circumstances will a vehicle be parked and left in the loading dock. The contractor must provide for storage and removal of all trash at the contractor’s expense. The. contractor is not allowed to use the building trash dumpster under any circumstances. Any building materials left in loading dock, service corridor, stairwell, garage, on the site, etc. will be removed from the Project at the contractor’s expense. Upon delivery of materials to the loading dock, tools, supplies, equipment, etc., the transport vehicle must be removed from the loading dock prior to the materials being carried to the work-site.

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EXHIBIT D-2

Insurance Requirements

The Contractor shall, throughout the duration of any contract or any work authorized under purchase order, at its expense, carry and from time to time renew Worker’s Compensation Insurance, Public Liability Insurance in the amount of $2,000,000, single limit covering both Bodily Injury and Property Damage, including any indemnity and hold harmless clause Landlord may reasonably require, in such amounts Landlord may approve. An insurance certificate in the customary form, naming Landlord and Landlord’s property manager as additional insureds and evidencing that premiums therefore have been paid, shall be delivered to Landlord simultaneously with the execution of any contract and prior to performing any work authorized under a purchase order and within fifteen (15) days prior to expiration of such insurance a like certificate shall be delivered to Landlord evidencing the renewal of such together with evidence satisfactory to Landlord of payment of the premium. All certificates must contain a provision that if such policies are canceled or changed during the periods of coverage as stated therein, in such a manner as to affect this certificate, written notice will be mailed to Landlord by registered mail ten (10) days prior to such cancellation or change.

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EXHIBIT F

LOCATION OF LABORATORY DROP BOXES